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                                                                     EXHIBIT 2.1

                                                                  EXECUTION COPY


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                             RESTRUCTURING AGREEMENT



                            Dated as of June 21, 1999



                                      among



                                CIRRUS LOGIC INC.



                   INTERNATIONAL BUSINESS MACHINES CORPORATION



                                   CIREL INC.



                              MICRUS HOLDINGS INC.,



                                       and



                                     MICRUS



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                                                                  EXECUTION COPY

                                        RESTRUCTURING AGREEMENT dated as of June
                                21, 1999, among CIRRUS LOGIC INC. a Delaware corporation ("CIRRUS"), INTERNATIONAL BUSINESS MACHINES CORPORATION, a New York corporation ("IBM"), CIREL INC., a California corporation (the "CIRRUS Partner"), MICRUS HOLDINGS INC., a Delaware corporation (the "IBM Partner") and MICRUS, a New York general partnership (the "Partnership").


                WHEREAS, the Parties desire to enter into this Restructuring Agreement in connection with the restructuring of the Partnership;

                WHEREAS, the Partnership was formed by the CIRRUS Partner and the IBM Partner pursuant to that certain Partnership Agreement dated as of September 30, 1994, between the CIRRUS Partner and the IBM Partner (as amended, the "Partnership Agreement") and the obligations of each of IBM and CIRRUS, in their capacity as Parents of each Affiliated Partner, are set forth in that certain Participation Agreement dated as of September 1, 1994, among IBM, the IBM Partner, CIRRUS and the CIRRUS Partner (as amended, the "Participation Agreement");

                WHEREAS, CIRRUS agreed to purchase certain products from the Partnership pursuant to that certain Agreement for Purchase of Products entered into in connection with the formation of the Partnership, between CIRRUS and the Partnership (as amended, the "Product Purchase Agreement");

                WHEREAS, the Parties desire to enter into an integrated agreement to restructure their respective obligations with respect to the Partnership under the Partnership Agreement, the Participation Agreement and the Product Purchase Agreement;

                NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the Parties hereto agree as follows:


                                    ARTICLE I

                                   Definitions


                SECTION 1.01. Certain Definitions. (a) Capitalized terms used but not defined in this Agreement shall have the respective meanings assigned to them in Article XIV.

                (b) As used herein, the term "Agreement" means this Restructuring Agreement together with any Exhibits, Schedules, Appendices and Attachments hereto, as it may be amended from time to time.



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                                   ARTICLE II

                                  Consideration

                SECTION 2.01. Consideration Received by CIRRUS. CIRRUS has asked IBM to take the following actions:

                (a) with respect to certain lease obligations of the Partnership, agree that, in specified circumstances, IBM (and not CIRRUS) shall pay up to $264 million in lease payments, which reflects 100% of the Scheduled Payments from the Cut-off Date through December 31, 2000, and Termination Payments on December 31, 2000, under both the Partnership's CIRRUS-Guaranteed Leases and the Partnership's Jointly-and-Severally-Guaranteed Leases;

                (b) provide a notice mechanism pursuant to which requests made to CIRRUS by Lease Payees for the payments described in (a) above will be referred to IBM;

                (c) with respect to certain lease guarantees issued jointly and severally by IBM and CIRRUS, in specified circumstances, waive IBM's rights, including without limitation its rights of subrogation and contribution, against CIRRUS in case of any payments made by IBM and relieve CIRRUS of its obligations to support the Partnership pursuant to the Participation Agreement;

                (d) reduce the proportion of the Partnership's production capacity that is subject to CIRRUS' take-or-pay obligation, thereby reducing CIRRUS' take-or-pay obligation by an amount currently estimated to be approximately $123 million (one hundred twenty-three million dollars) for the period from April 1, 1999, through December 31, 2000; and relieve CIRRUS from all of its take-or-pay obligations thereafter, which obligations are currently estimated to be approximately $270 million (two hundred seventy million dollars);

                (e) reduce the price that CIRRUS pays the Partnership for each wafer sold to CIRRUS under the Product Purchase Agreement (which reduction will reflect a reduction in the intellectual property component of such price from $325 (three hundred twenty-five dollars) per wafer to $270 (two hundred seventy dollars) per wafer); and

                (f) pay all expenses associated with winding down the Partnership as a going concern after the Closing Date, including, without limitation, employee termination and dismantling of equipment (and provided that, to the extent any costs arise from activities prior to the Closing Date, such costs will be allocated and paid for by CIRRUS and IBM pursuant to the terms of the Partnership Agreement and the Participation Agreement), for which CIRRUS' portion of such expenses under the Partnership Agreement are currently estimated to be approximately $23 million (twenty-three million dollars).

                SECTION 2.02. Consideration Received by IBM. IBM is prepared to agree to take the actions described in Section 2.01, to the extent set forth in this Agreement, in exchange for the execution and



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delivery of this Agreement and the non-refundable payment of the funds and irrevocable transfer of property, each on the Closing Date, as set forth below:

                (a) payment to IBM of $135 million (one hundred thirty-five million dollars) (of which $120 million (one hundred twenty million) of such payment represents compensation to IBM for its waiver of CIRRUS' obligation, as described in Section 2.01(d), to purchase Products in excess of the amounts set forth herein from the Partnership) in cash, by wire transfer of immediately available funds to the account specified in Schedule 2.02(a);

                (b) transfer to the Escrow Agent of a designated number of shares of CIRRUS common stock (the "Shares"), represented by physical certificates registered in the name of IBM or its designee, which number of Shares shall be computed so that the average closing price of CIRRUS common stock on the 20 Business Days prior to the Closing Date multiplied by the number of Shares equals U.S. $32 million (thirty-two million dollars)(which amount represents compensation for lost intellectual property royalties for the period from January 1, 2001, through December 31, 2003). The Shares will be released to IBM on the Escrow Release Date, at which time they will be subject to an effective Shelf Registration Statement. In the event that the value of the Shares on such date is less than $32 million (thirty-two million dollars), CIRRUS will pay IBM the difference in such value in cash;

                (c) transfer of the Transferred Assets from CIRRUS to IBM, accompanied by a Bill of Sale in the form of Annex IX hereto and free of any claims by CIRRUS against the Partnership or IBM for back rent or other charges for the Partnership's use of the Transferred Assets prior to the Closing Date;

                (d) transfer of the partnership interest of the CIRRUS Partner, in the Partnership to an IBM designee, together with an acknowledgment by CIRRUS that, except as specifically set forth in such acknowledgment, (i) no payments, receivables, accounts, intercompany notes or other obligations are owed by the Partnership to CIRRUS, the CIRRUS Partner or any other CIRRUS Subsidiary and
(ii) any such obligations that had been owed to such entities by the Partnership have been satisfied or waived in their entirety; and

                (e) forgiveness by CIRRUS, effective November 15, 1999, of any amounts owed to CIRRUS by the Partnership for the use of the Transferred Assets prior to the Closing Date (provided that amounts owed to CIRRUS for use of the Accrued .25 Micron Tools from April 1, 1999, through the Closing Date shall not be so forgiven), including forgiveness of any amounts accrued by the Partnership as obligations payable to CIRRUS for the use of such assets, together with an acknowledgment that the Partnership will cease making such accruals on the Closing Date (items (a) through (e) collectively, the "Consideration").



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                                   ARTICLE III

                             Partnership Obligations

                SECTION 3.01. Assignment of Partnership Obligations. It is a condition to the effectiveness of this Agreement that the rights and obligations of the Partnership pursuant to the Product Purchase Agreement be assigned to IBM. By execution and delivery of this Agreement, CIRRUS acknowledges and consents to this assignment. It is understood and agreed that obligations to sell Product pursuant to the existing Product Purchase Agreement or pursuant to this Agreement shall be obligations of IBM and IBM shall have all rights to payment for such Product. CIRRUS agrees to accept performance from IBM, provided that Products are fabricated by the Partnership at its current facility and not through any other IBM Affiliate or other facility without CIRRUS's prior written consent (such consent not to be unreasonably withheld).

                SECTION 3.02. Post-Closing Liabilities. Subject to the provisions of Article IV, after the Closing Date, and for so long as there has not been a Major Default by CIRRUS hereunder, IBM shall pay all obligations of the Partnership arising solely out of activities of IBM or the Partnership, or any of their respective Subsidiaries or Affiliates, to the extent such activities occurred after the Closing Date. In the event of a Major Default, CIRRUS shall become liable to IBM for the Partnership's past, present and future obligations, in the amounts and proportions that it would have owed if the CIRRUS Partner had retained its partnership interest therein, notwithstanding the fact that (i) the CIRRUS Partner's actual interest in the Partnership shall not revert to it and (ii) only the obligations, and not the attendant benefits, associated with the CIRRUS Partner's interest in the Partnership shall revert to it in the event of Major Default.

                SECTION 3.03. CIRRUS Liabilities After December 31, 2000. If CIRRUS has not committed a Major Default at any time during the period from the Closing Date up to and including the later of (i) December 31, 2000, and (ii) the date on which all outstanding amounts due and payable under Section 6.03 hereof have been paid, then, effective as of such date, the waivers contained herein shall convert to a permanent termination of the Partnership Agreement, the Participation Agreement, the Product Purchase Agreement and each of the agreements set forth on Schedule 3.03, and, except as specifically provided in such agreements for any obligations that survive the termination thereof, no Party shall be under any further obligation to any other Party thereunder.

                SECTION 3.04. Effect of Lapse of Waiver. If the waivers contained herein lapse or are otherwise terminated by reason of a Major Default by CIRRUS, then the Consideration received by IBM shall be applied against any increased liability CIRRUS incurs as a result of such lapse or termination of such waivers, provided, however, that under no circumstances shall any retroactive portion of such increased liabilities be reduced as a result of IBM's use, prior to such Major Default, of any manufacturing capacity to which CIRRUS would have been entitled had its obligations not been waived pursuant to this Agreement. For purposes of this Section 3.04, the value of any non-cash portion of



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the Consideration, other than the Shares, shall for such purposes be calculated based on the fair market value thereof on the Closing Date. The value of the Shares shall not be applied against any additional liabilities incurred by CIRRUS until the Escrow Release Date, at which time the amount to be so applied shall be the value of the Shares, together with any cash payment pursuant to
Section 5.04, received by IBM on the Escrow Release Date. Notwithstanding the foregoing, payment of the Consideration to IBM shall in all respects remain non-refundable and irrevocable.

                SECTION 3.05. Partnership Taxes. (a) CIRRUS shall take into account and be responsible for its distributive share, as determined under the Partnership Agreement, of the taxable income or loss of the Partnership through the Closing Date. The amount of such taxable income or loss shall be calculated as if the Partnership had closed its books on such date.

                (b) CIRRUS agrees to reimburse IBM, within 30 days from receiving notice from IBM, for 50% (fifty percent) of the fees and expenses paid by IBM or the Partnership to third-party accounting firms for the purpose of determining the amount the Partnership's taxable income or loss according to the methodology set forth in Section 3.05(a).

                                   ARTICLE IV

                      IBM Supplemental Payment Obligations

                For so long as CIRRUS has not committed a Major Default under any other provision of this Agreement, IBM will do the following:

                SECTION 4.01. Lease Payments and Termination Fees. (a) Subject to Section 4.04 below, IBM will cause the Partnership (i) to pay Scheduled Payments required to be paid pursuant to the Enumerated Leases at the times and in the amounts specified by the Enumerated Leases and (ii) to pay Termination Payments, if any, pursuant to the terms of the Enumerated Leases; provided, however, that IBM shall not be obligated to make Scheduled Payments or Termination Payments on an accelerated basis if such payments are accelerated solely as a result of a default by CIRRUS, its Subsidiaries or Affiliates, under a CIRRUS-issued guarantee on an Enumerated Lease and, but for such default, such accelerated payments would not otherwise be due (any such payment, an "Accelerated Payment").

                (b) If the Partnership does not timely make a Scheduled Payment or a Termination Payment (other than an Accelerated Payment) required to be made pursuant to any Enumerated Lease to the extent identified on Annex I, IBM agrees that, upon written request of CIRRUS, IBM promptly will make any such payment directly to the applicable Lease Payee. In addition, IBM agrees that it will not (and IBM agrees it will not permit the Partnership to) seek to recover from the CIRRUS Partner pursuant to Section 6.01(f) of the Partnership Agreement or otherwise or recover from CIRRUS pursuant to Section 5.02 of the Participation Agreement or otherwise any amount needed by the Partnership timely to make a Scheduled Payment or a Termination Payment.



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                SECTION 4.02. Notice and Referral of Lease Payees' Demands. (a)
If CIRRUS receives any demand for payment from any applicable Lease Payee for any Scheduled Payment or Termination Payment under an Enumerated Lease, CIRRUS agrees that it will, as soon as practicable (and in any event not later than three Business Days after a demand), (i) advise the Lease Payee making the demand that IBM has agreed to accept responsibility for making such payment (assuming that such a payment (A) is in fact due and payable, (B) is not an Accelerated Payment, (C) does not exceed the Covered Amount Per Lease or the Aggregate Covered Amount and (D) is not subject to a good faith defense to payment), (ii) refer the Lease Payee making the demand to the IBM Notice Party, and (iii) give the IBM Notice Party a brief written description of the circumstances of the demand for payment (together with a true, correct and complete copy of any writing furnished to CIRRUS by the Lease Payee making the demand or by any attorney, agent or other person purporting to act on behalf of any such Lease Payee).

                (b) Subject to Section 4.04, CIRRUS agrees that it will give the IBM Notice Party, as soon as practicable (and in any event not later than three Business Days after any subsequent communications), a brief written description of the circumstances of any subsequent communications with any applicable Lease Payee (or any attorney, agent, or other person purporting to act on behalf of any such Lease Payee), together with a true, correct and complete copy of any additional writing furnished to CIRRUS by the Lease Payee making the demand (or by any attorney, agent or other person purporting to act on behalf of any such Lease Payee).

                SECTION 4.03. Waiver of Subrogation and Contribution. For so long as CIRRUS has not committed a Major Default under this Agreement, IBM agrees to waive exercise of its rights, including without limitation its rights of subrogation and contribution resulting from any payment made by it pursuant to Section 4.01 above.

                SECTION 4.04. Limitation on Lease Payments and Termination Fees.
(a) Notwithstanding any contrary provision in an Enumerated Lease or Annex I, the maximum amount of payments subject to Section 4.01 above, for any individual Enumerated Lease, shall not exceed the applicable Covered Amount Per Lease and the aggregate amount of such payments shall not exceed the Aggregate Covered Amount. At no time shall IBM be required to make a payment on any individual Enumerated Lease that exceeds either the applicable Covered Amount Per Lease or the Aggregate Covered Amount.

                (b) Nothing in this Agreement shall require IBM or the Partnership to make any Scheduled Payment or Termination Payment that is subject to a bona fide dispute or is being contested in good faith by appropriate proceedings until the dispute is resolved to IBM's reasonable satisfaction or the proceedings have been finally completed.

                (c) IBM's agreement, with respect to Scheduled Payments or Termination Payments, is limited to those payments and is separately limited by the applicable Covered Amount Per Lease and the Aggregate Covered Amount. IBM is not assuming any of the leases to which these



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payments relate. IBM is not assuming any guarantees of any Enumerated Leases to which these payments relate. Without limitation, IBM is not assuming payments of any other nature or type under the Enumerated Leases, whether for attorneys' fees, taxes, indemnification or otherwise, except as specifically set forth herein.

                (d) CIRRUS agrees that it will timely make all payments associated with any lease on which CIRRUS is the lessee, with respect to equipment used by the Partnership, that is not an Enumerated Lease.

                (e) CIRRUS also agrees that it will timely pay, and will timely reimburse IBM or the Partnership for any payment either IBM or the Partnership makes on, any payment obligation under an Enumerated Lease that is (i) due and payable under such Enumerated Lease but is not a Scheduled Payment or a Termination Payment (regardless of whether IBM has exceeded the applicable Covered Amount Per Lease for such Enumerated Lease) or (ii) a Scheduled Payment or Termination Payment that is due and payable, but is in excess of the applicable Covered Amount Per Lease for such Enumerated Lease (any such obligation, in the case of either (i) or (ii), an "Excess Payment Obligation"). CIRRUS shall pay 100% of any Excess Payment Obligation upon written notice from IBM or the Partnership that such obligation is due and payable, (regardless of whether such Excess Payment Obligation arises under a CIRRUS-Guaranteed Lease or a Jointly-and-Severally-Guaranteed Lease) and shall reimburse IBM for any payments it makes in respect thereof. Notwithstanding the foregoing, IBM will be responsible for any Termination Payment, fees and expenses or other payment, whether in excess of the Covered Amount Per Lease or otherwise, if such payment, fees or expenses are payable due to (A) IBM's or the Partnership's election to terminate an Enumerated Lease prior to December 31, 2000, (B) any other action on the part of IBM or the Partnership that it elects to take solely at its option and that it is not obligated to take, directly or indirectly, pursuant to the terms of any Enumerated Lease or (C) any failure on the part of IBM or the Partnership to take any action that it is obligated to take pursuant to this
Article IV. Neither IBM nor the Partnership, nor any of their respective Affiliates, will amend, consent to the amendment of or seek or grant any waiver in respect of any Enumerated Lease where such amendment or waiver would increase any amounts payable by CIRRUS in respect of such Enumerated Lease, related guarantee or other document hereunder, thereunder or otherwise, compared to the amounts that would be payable by CIRRUS in the absence of such amendment or waiver, without CIRRUS' prior written consent (which may be given or withheld in CIRRUS' sole discretion) and any such purported amendment or waiver shall be null or void.

                SECTION 4.05. Winding Down. IBM agrees that it will pay all expenses associated with winding down the Partnership as a going concern after the Closing Date, including, without limitation, employee termination and dismantling of equipment. Notwithstanding the foregoing, CIRRUS, IBM and their respective Affiliated Partners will pay all liabilities relating to the Partnership's activities to the extent such activities took place prior to the Closing Date, in accordance with the terms of the Partnership Agreement and the Participation Agreement (including in accordance with any dispute resolution mechanisms therein).



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                SECTION 4.06. Prohibition on Amendments. CIRRUS agrees that it will not amend or purport to amend the terms of any guarantee of any Enumerated Lease or any other document related thereto without the prior written consent of IBM (which may be given or withheld in IBM's sole discretion) and any such purported amendment shall be null and void.

                SECTION 4.07. CIRRUS Guarantees on Enumerated Leases. (a) In the event that any Enumerated Lease has not expired or been terminated by March 31, 2001 (any such lease, a "Continuing Enumerated Lease"), then IBM and the Partnership will negotiate in good faith with the Lease Payee on such Continuing Enumerated Lease in order to secure the removal of CIRRUS' guarantee obligations under such lease and, in the case of any CIRRUS-Guaranteed Lease that is also a Continuing Enumerated Lease, replace such obligations with a guarantee by IBM that is substantially equivalent to the guarantee IBM would execute if it exercised its "special cure right" under such lease; provided, however, that neither IBM nor the Partnership will be obligated to make any payment to any such Lease Payee in order to secure such release.

                (b) If after taking the efforts described in Section 4.07(a), IBM is unable to secure the release of CIRRUS' guarantee on a Continuing Enumerated Lease, IBM will elect either (i) to terminate such Enumerated Lease or (ii) to agree to pay CIRRUS for any direct damages CIRRUS incurs solely as a result of any default by IBM or the Partnership (other than a failure to make any Accelerated Payment) under such Continuing Enumerated Lease.


                                    ARTICLE V

                              Stockholder's Rights

                SECTION 5.01. Escrow of Shares. On the Closing Date, CIRRUS will deposit with the Escrow Agent a number of Shares equivalent to (i) $32 million (thirty-two million dollars) divided by (ii) the Current CIRRUS Stock Price on the Closing Date. The Shares so deposited will be represented by physical certificates registered on the Closing Date in the name of IBM or its designee.

                SECTION 5.02. Escrow Agreement. On the Closing Date, CIRRUS and IBM will execute an Escrow Agreement in the form of Annex V hereto, which will provide that CIRRUS will pay all costs and expenses of the Escrow Agent and be solely responsible for all indemnification of the Escrow Agent.

                SECTION 5.03. Release of Escrowed Shares. On the Escrow Release Date, the Escrow Agent shall, pursuant to the Escrow Agreement, release the Shares held by it to IBM. Notwithstanding the preceding sentence, if the value of the Shares on the Escrow Release Date, calculated based on the Current CIRRUS Stock Price on the Escrow Release Date (such value, the "Total Share Value"), exceeds $32 million (thirty-two million dollars), then the Escrow Agent shall only release to IBM a number of Shares equal in value to the Adjusted Share Value and shall



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release the balance of such Shares to CIRRUS, together with a stock power validly executed by IBM, and CIRRUS shall on such date register such excess Shares in its own name or that of its designee.

                SECTION 5.04. Undervalued Shares. If on the Escrow Release Date, the Total Share Value is less than $32 million (thirty-two million dollars), then CIRRUS shall pay IBM, on the Escrow Release Date by wire transfer of same-day funds, an amount in cash equal to (i) $32 million (thirty-two million dollars) minus (ii) the Total Share Value. The payment described in this Section
5.04 shall be in addition to any payments CIRRUS makes pursuant to Sections 5.05(b), 5.06 or 5.07 hereof.

                SECTION 5.05. Effective Shelf Registration Statement. (a) On the Closing Date, Cirrus and IBM will execute a Registration Rights Agreement, in the form of Annex III hereto, which shall provide as follows:

                (i) CIRRUS shall use best efforts to ensure that a shelf registration statement (the "Shelf Registration Statement") under the Securities Act of 1933, as amended, with respect to the Shares shall have been declared effective by the U.S. Securities and Exchange Commission (the "SEC") by the earlier of (A) April 3, 2000, or (B) 90 days after the Escrow Release Date, listing IBM as a selling shareholder thereunder and permitting IBM to sell Shares pursuant thereto from time to time. In addition, CIRRUS shall use best efforts to ensure that IBM is permitted to sell the Shares on the Escrow Release Date (or such later date as the Shelf Registration Statement is required to be declared effective hereunder) and any day thereafter, and that the Shelf Registration Statement remains continuously effective for a period of the lesser of (x) one year from the Escrow Release Date (or one year from such later date as the Shelf Registration Statement is required to be declared effective hereunder) or (y) the date on which IBM has sold all its Shares.

                (ii) IBM will cooperate with CIRRUS by providing information reasonably requested by CIRRUS to ensure that the Shelf Registration Statement is timely filed and declared effective.

                (iii) CIRRUS will be responsible for all costs, other than underwriting discounts and fees and expenses of IBM's counsel, associated with the Shelf Registration Statement and the preparation of any prospectus with respect thereto. CIRRUS shall provide IBM with customary indemnities associated with such Shelf Registration Statement, including indemnity for prospectus disclosure. IBM shall provide CIRRUS with customary indemnities associated with an unaffiliated selling shareholder with respect to information provided to CIRRUS by IBM expressly for the purpose of being included in any prospectus forming a part of the Shelf Registration Statement.

                (b) In the event that the Shelf Registration Statement has not been declared effective by the earlier of (i) 90 days after the Escrow Release Date or (ii) April 3, 2000, then IBM may, at its sole option, elect within five Business Days thereafter to cause CIRRUS to purchase up to all its Shares at the Escrow Release Price Per Share, and to pay for such Shares in cash by wire transfer of same-day funds. If,



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on any date after the Escrow Release Date on which the Shelf Registration
Statement is required to be effective hereunder, the Shelf Registration Statement for any reason ceases to be continuously in effect for 10 consecutive Business Days, IBM may elect, upon written notice to CIRRUS, to cause CIRRUS to purchase up to all its Shares within 30 (thirty) Business Days from the date of such notice, at a purchase price equal to the sum of (A) $32 million (thirty-two million dollars) (minus any payment made by CIRRUS pursuant to Section 5.04) plus (B) Interest thereon, minus (C) the Aggregate Share Proceeds, if any.

                (c) Subject to Section 5.05(b), if the Escrow Release Date occurs prior to April 3, 2000, CIRRUS shall, within 45 days after the Escrow Release Date, file the Shelf Registration Statement with the SEC.

                SECTION 5.06. CIRRUS Cash Option on Shares.

                (a) CIRRUS may elect, at its sole option, to purchase on the Escrow Release Date all (but not less than all) the Shares released to IBM on the Escrow Release Date at the Escrow Release Price Per Share. Such purchase shall be paid for by CIRRUS in cash by wire transfer of same-day funds on the Escrow Release Date.

                (b) If at any time during the 180-day period after the Escrow Release Date each of the following three conditions applies: (i) IBM has engaged in a disciplined trading program with a goal of selling all of its Shares in a manner consistent with the provisions of the Shareholder Agreement, (ii) the Current CIRRUS Stock Price is less than the quotient of (x) $32 million (thirty-two million dollars) (minus the amount of any payment made by CIRRUS pursuant to Section 5.04) divided by (y) the total number of Shares released to IBM on the Escrow Release Date (such quotient, the "Minimum Share Price"), and
(iii) as part of the trading program described in (i) above, IBM has sold at least 15% (fifteen percent) of its Shares at prices per share below the Minimum Share Price, then CIRRUS may, by giving notice to IBM on such date, elect to purchase all (but not less than all) of IBM's remaining Shares for a price equal to (A) $32 million (thirty-two million dollars) (minus the amount of any payment made by CIRRUS pursuant to Section 5.04) plus (B) Interest thereon minus (C) the Aggregate Share Proceeds. Subject to the last sentence of Section 5.07, such election by CIRRUS shall not require any cash payment by IBM to CIRRUS. Any such purchase by CIRRUS shall be paid for in cash within three days of the date of such notice, by wire transfer of same-day funds.

                SECTION 5.07. Price Protection. If (i) during the 180-day period after the Escrow Release Date, IBM has engaged in a disciplined trading program with the goal of selling all of its Shares in a manner consistent with the provisions of the Shareholder Agreement, (ii) IBM has sold at least 15% (fifteen percent) of its Shares during such 180-day time period (regardless of the price at which such Shares were sold) and (iii) at the end of such 180-day period, IBM has received an aggregate net amount (after brokerage commissions and similar costs) of proceeds from such sales that is less than $32 million (thirty-two million dollars) (minus the amount of any payment made by CIRRUS pursuant to
Section 5.04) plus interest thereon calculated using a 5%



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(five percent) annual percentage rate from the Escrow Release Date (such interest, the "Interest", and such aggregate net proceeds, including Interest thereon, the "Aggregate Share Proceeds"), regardless of whether IBM has sold all of or less than all of its Shares, then IBM may, at its sole option, elect to cause CIRRUS to pay IBM an amount in cash, within 20 Business Days of receiving notice from IBM to such effect, equal to (A) $32 million (thirty-two million dollars) (minus the amount of any payment made by CIRRUS pursuant to Section 5.04) plus (B) the Interest thereon minus (C) the Aggregate Share Proceeds, in which case IBM shall transfer to CIRRUS the remaining Shares held by it, if any. In the event that, at the end of such 180-day period, the Aggregate Share Proceeds exceeds $48 million (forty-eight million dollars) (minus the amount of any payment made by CIRRUS pursuant to Section 5.04) plus Interest thereon, then IBM will transfer to CIRRUS any remaining Shares held by it and any such excess Aggregate Share Proceeds.

                SECTION 5.08. Shareholder Agreement. IBM and CIRRUS will execute a Shareholder Agreement on the Closing Date, in the form of Annex IV hereto, pursuant to which IBM will agree (i) to exercise any voting rights it receives in connection with its ownership of the Shares as directed by CIRRUS, (ii) to limit its ownership of CIRRUS Stock (subject to certain exceptions for IBM's employee benefit plans) and (iii) to refrain, on any one day, from selling on any national securities exchange or automated quotation system an amount of Shares in excess of 50% of the average daily trading volume of shares of CIRRUS common stock traded on the Nasdaq National Market for the five Business Days preceding the date of such sale.

                SECTION 5.09. Notice of CIRRUS Change of Control. In the event of a CIRRUS Change of Control, CIRRUS shall, within three Business Days, provide written notice to the IBM Notice Party of the occurrence of such CIRRUS Change of Control.

                                   ARTICLE VI

                    Substitute Product Purchase Requirements

                SECTION 6.01. Waiver of Certain Purchase Requirements. So long as CIRRUS has not committed a Major Default hereunder, IBM agrees that it will waive (and IBM agrees that it will cause the Partnership to waive) compliance by CIRRUS with the ongoing purchase requirements of CIRRUS to the Partnership contained in the Product Purchase Agreement and the purchase requirements and prices set forth in this Article VI shall apply. Automatically upon the occurrence of a Major Default, the waiver of compliance with the original Product Purchase Agreement shall lapse and be of no further effect, and CIRRUS shall be responsible to IBM for the full amount of payments (past, present and future) that would have been due in the absence of this waiver had the higher minimum purchase requirements and intellectual property charges been fully applied pursuant to the Product Purchase Agreement in the manner that would apply absent the effectiveness of such waiver, provided, however, that under no circumstances shall the amount of any past obligations that would have been due in the absence of this waiver be reduced by reason of IBM's use, prior to such Major Default, of the manufacturing capacity associated with such obligations. Payments for past requirements waived shall be immediately due and payable upon a Major Default by CIRRUS and future payments following the Major Default shall be due and payable as and when required by the terms of the original Product Purchase Agreement (subject to the Monthly Settlement Process).

                Nothing in the preceding paragraph shall deprive IBM of any rights or remedies, at law or in equity, that it may have for a breach of this Agreement (whether or not such breach constitutes a Major Default).

                SECTION 6.02. Existing Purchase Requirements. It is understood and agreed that the Product Purchase Agreement obligates CIRRUS, in the absence of the waiver contained in this Agreement, to do the following:

                (a) For the period from April 1, 1999, through December 31, 1999, either (i) purchase 60% (sixty percent) of the Partnership's output, which represents approximately 138,000 (one hundred thirty-eight thousand) equivalent wafers at a price estimated in the Partnership's annual plan to be $980 (nine hundred eighty dollars) per equivalent wafer (subject to the terms and conditions set forth in the Product Purchase Agreement, including, without limitation, Section 8.10 of the Product Purchase Agreement), plus an intellectual property component of $325 (three hundred twenty-five dollars) per physical wafer or (ii) pay the Partnership CIRRUS' share of the Partnership's fixed costs, currently estimated to be equivalent to $750 (seven hundred fifty dollars) multiplied by the amount, if any, by which 138,000 (one hundred thirty-eight thousand) exceeds the number of equivalent wafers actually purchased during such period;

                (b) For the period from January 1, 2000, through December 31, 2000, either (i) purchase 60% (sixty percent) of the Partnership's output, which is approximately 184,000 (one hundred eighty-four thousand) equivalent wafers at a price currently estimated to be $900 (nine hundred dollars) per equivalent wafer (subject to the terms and conditions set forth in the Product Purchase Agreement, including, without limitation, Section
8.10 thereof), plus an intellectual property component of $325 (three hundred twenty-five dollars) per physical wafer or (ii) pay the Partnership CIRRUS' share of the Partnership's fixed costs, currently estimated to be equivalent to $700 (seven hundred dollars) multiplied by the amount, if any, by which 184,000 exceeds the number of equivalent wafers actually purchased during such period; and

                (c) For the period from January 1, 2001, through December 31, 2003, purchase 60% (sixty percent) of the Partnership's output, which is estimated to be 184,000 (one hundred eighty-four thousand) equivalent wafers per year at prices calculated using the same factors as those used to calculate the prices set forth in Sections 6.02(a) and (b), taking into account any decrease in production costs.

                SECTION 6.03. Waiver and Substitution of Purchase Requirements. So long as there has not occurred a Major Default hereunder, IBM and the Partnership hereby agree to waive the obligations set forth in Section 6.02 and substitute therefor the following reduced volume and purchase price obligations:

                (a) For the period from April 1, 1999, through December 31, 1999, Cirrus shall either (i) purchase and pay for 52,500 (fifty-two thousand five hundred) equivalent wafers at the price of $980 (nine hundred eighty dollars) per equivalent wafer, which purchases shall be made in each of the three calendar quarters during such period in amounts equal to the Quarterly Purchase Requirement for each such quarter (subject to the terms and conditions set forth in the Product Purchase Agreement) plus $270 per physical wafer, or
(ii) pay IBM $750 (seven hundred fifty dollars) multiplied by the Quarterly Shortfall (subject to any increases described in Section 6.03(e) below) at the end of each quarter in which a Quarterly Shortfall exists.

                (b) For the period from January 1, 2000, through December 31, 2000, Cirrus shall either (i) purchase and pay for 100,000 (one hundred thousand) equivalent wafers at the price of $900 (nine hundred dollars) per equivalent wafer, which purchases shall be made in each of the four calendar quarters during such period (subject to the terms and conditions set forth in the Product Purchase Agreement) plus $270 per physical wafer, or (ii) pay IBM $700 (seven hundred dollars) multiplied by the Quarterly Shortfall (subject to any increases described in Section 6.03(e) below) at the end of each quarter in which a Quarterly Shortfall exists.

                (c) CIRRUS shall continue to provide forecasts, pursuant to the terms of the Product Purchase Agreement.

                (d) For any future month in which CIRRUS anticipates that the number of Products it actually will purchase during such month will be less than 90% of the Monthly Production Par Value for such month, CIRRUS shall, at least 30 days prior to the beginning of such month, provide a Monthly Shortfall Notice setting forth its Reduced Monthly Purchase Forecast.

                (e) The wafer load in any month within a calendar quarter will be between 90% and 110% of the Monthly Production Par Value for such month, provided that the aggregate wafer load for any calendar quarter shall be equal to 100% of the Quarterly Purchase Requirement. For any calendar quarter in which there is a Monthly Shortfall, (i) the payment described in Section 6.03(a)(ii) shall increase to $980 (nine hundred eighty dollars) multiplied by such Monthly Shortfall and (ii) the payment described in Section 6.03(b)(ii) shall increase to $900 (nine hundred dollars) multiplied by such Monthly Shortfall, in each case payable at the end of the month in which the Monthly Shortfall exists.

                (f) The wafer load in any week will be between 90% and 110% of the Weekly Production Par Value for such week. For any week in which there is a Weekly Shortfall, (i) the payment described in Section 6.03(a)(ii) shall increase to $980 (nine hundred eighty dollars) multiplied by such Weekly Shortfall and (ii) the payment described in Section 6.03(b)(ii) shall increase to $900 (nine hundred dollars) multiplied by such Weekly Shortfall, in each case payable at the end of each month in which such Weekly Shortfall exists.

                (g) If CIRRUS at any time delivers a Shortfall Notice, IBM will not, for 90 days following the commencement of the period to which such Shortfall Notice applies, be under any obligation to increase the number of Products that it sells to CIRRUS to an amount greater than the amount specified in the Reduced Purchase Forecast. In addition, subsequent to the issuance of a Shortfall Notice, IBM may refuse to sell CIRRUS any amount of Products in excess of the amount set forth in the Reduced Monthly Purchase Forecast, unless CIRRUS provides IBM 60 days' notice of its intent to increase such amount (such increase not to exceed 110% of the amount of the Weekly and Monthly Par Values for the weeks and months applicable to such increase).

                (h) The per physical wafer price reductions set forth in Sections 6.03(a)(i) and 6.03(b)(i) above represent a reduction in the intellectual property component of such prices from $325 (three hundred twenty-five dollars) to $270 (two hundred seventy dollars) per physical wafer purchased.

                (i) The Products described in Sections 6.02(a) and (b) and Sections 6.03(a) and (b) above shall be equivalent Semiconductor Wafers referenced by RMT COMPLEXITY to 5A 3LM, where 5A 3LM has a complexity equal to
1.0. It is understood and agreed that wafer costs for technologies having a different complexity factor will be computed based on the current costing methodology used in the Partnership.

                (j) At any time after the Closing Date and prior to August 1, 1999, CIRRUS may elect, at its sole option, to increase the amount of Products it intends to purchase (i) pursuant to Section 6.03(a)(i), up to a maximum of 138,000 Products at a price equal to $230 (two hundred thirty dollars) per equivalent wafer plus $270 (two hundred seventy dollars) per physical wafer and
(ii) pursuant to

Section 6.03(b)(i), up to a maximum of 184,000 Products at a price equal to $200 (two hundred dollars) per equivalent wafer plus $270 (two hundred dollars) per physical wafer.

                (k) CIRRUS hereby agrees (i) not to shift the production of any existing Products away from the Partnership to any third-party supplier and (ii) in cases where the Partnership would be a reasonably suitable manufacturer for any new Products, not to source the production of such new Products at any third-party supplier, if, in the case of either (i) or (ii), doing so would reduce the number of Products to be purchased by CIRRUS below the amounts set forth in Sections 6.03(a)(i) and 6.03(b)(i), provided, however, for the purposes of clause (i) of this paragraph (k), that CIRRUS may temporarily shift production elsewhere during any period in which the Partnership is unable (through no fault of CIRRUS) to deliver material amounts of the ordered quantities, subject to a right of first refusal by IBM to produce such undelivered ordered quantities in another IBM facility.

                (l) IBM shall not, during any calendar quarter, be obligated to deliver to CIRRUS, as part of CIRRUS' Quarterly Purchase Requirement, a number of .25 micron equivalent wafers in excess of the .25 Micron Quarterly Allocation. Notwithstanding the foregoing, IBM will use commercially reasonable efforts to produce the .25 Micron Additional Quarterly Output for CIRRUS at the Partnership's or another IBM facility, with such production commencing on April 1, 2000 and ending on December 31, 2000. Any .25 Micron Additional Quarterly Output, which will be provided to CIRRUS in excess of its Quarterly Purchase Requirement, will be provided to CIRRUS pursuant to IBM's then current standard foundry terms and conditions, at prices to be mutually agreed upon by IBM and CIRRUS.

                (m) IBM and the Partnership hereby acknowledge and consent that, upon IBM's assumption of all the Partnership's rights and obligations under the Product Purchase Agreement pursuant to Section 3.01 hereof, any changes to or termination of the licences granted to the Partnership by IBM shall not in any way affect (A) IBM's ability to sell Products to CIRRUS under this Agreement or the Product Purchase Agreement or (B) CIRRUS' rights in respect of such Products.

                (n) CIRRUS shall continue to make payments pursuant to the Monthly Settlement Process, as in effect immediately prior to the execution of this Agreement and as more fully set forth in Annex II hereto. In addition, the dollar amount and number of days of any arrearage hereunder shall be calculated pursuant to the Monthly Settlement Process.

                SECTION 6.04. Applicable Provisions of Product Purchase Agreement. For the avoidance of doubt, the provisions of the Product Purchase Agreement, to the extent applicable to the purchases set forth in Section 6.03 above, shall remain in full force and effect, including, without limitation, the following provisions:

                Sections 1.3, 2.0, 4.0, 5.0, 6.0, 7.1 through 7.12, the first three sentences of 7.14, 7.15, 8.1, the final paragraph of 8.4, 9.0, 10.0, 11.0, 13.1 through 13.9 (except for the last paragraph of 13.5), 14.0, 15.0, 16.0, 18.0, 19.0, 20.0, 21.0, 22.1
        through 22.4, 22.8 through 22.12, 23.0, 24.1 through 24.3, 26.0, 27.0,
        28.0 (except for the last sentence of 28.1), 29.0, 30.0, 31.0 (to the extent it relates to sections that remain applicable hereunder) and 32.0.

                SECTION 6.05. Inapplicable Provisions of Product Purchase Agreement. (a) For the avoidance of doubt, the following provisions of the Product Purchase Agreement are hereby waived or are otherwise inapplicable for so long as there has not occurred a Major Default hereunder:

                Sections 1.1, 1.7, 1.9, 1.10, 1.17, 1.18, 3.0, 7.13, the three final sentences of 7.14, 8.2, 8.3, all but the final paragraph of 8.4, 8.5, 8.6, 8.9, 8.10, 8.11, 12.0, the last paragraph of 13.5, 17.0, 22.5,
        22.6, 22.7, 24.4, 25.0 and the last sentence of 28.1.

                (b) References in the Product Purchase Agreement to the "Cirrus Capacity Allocation" shall be deemed to mean CIRRUS' obligations pursuant to
Section 6.03, which meaning shall be substituted for the definition of such term set forth in the Product Purchase Agreement.

                (c) Any provision of the Product Purchase Agreement that is not expressly waived in Section 6.05(a) shall remain in full force and effect, to the extent applicable.

                (d) Notwithstanding the provisions of this Section 6.05, under no circumstances shall IBM be liable to CIRRUS for any amount resulting from IBM's use, prior to a Major Default, of any manufacturing capacity to which CIRRUS would have been entitled had the waiver contained herein not been in effect.

                SECTION 6.06. Product Purchases after 2000. In the event that IBM agrees to sell Products to CIRRUS during the period of January 1, 2001, through December 31, 2001, at prices acceptable to each of CIRRUS and IBM at such time, IBM shall reduce the then current price of each Product sold to Cirrus by $100 (one hundred dollars) per equivalent wafer up to a maximum amount equal to the lesser of (i) $7 million (seven million dollars) or (ii) the total payments made by Cirrus pursuant to Section 6.03(b)(ii) above. Notwithstanding the above, CIRRUS shall be relieved of its obligation to purchase Products from IBM or the Partnership and IBM or the Partnership shall have no obligation to sell Products to Cirrus after December 31, 2000.

                SECTION 6.07. Conditions to Performance. It is understood and agreed that IBM's ongoing obligations pursuant to Section 4.01 and Section 4.04 to this Agreement are conditioned upon the absence of a Major Default hereunder. It is understood and agreed that CIRRUS' ongoing obligations pursuant to this
Article VI and to Section 4.04(e) to this Agreement are conditioned upon the absence of any material breach by IBM in performing its obligations hereunder.

                SECTION 6.08. Post-Closing Reconciliation. Within 30 Business Days after the Closing Date, the Parties will, by mutual agreement, reconcile (i) the amounts paid by CIRRUS for Products shipped to it after April 1, 1999, and (ii) any unpaid invoices issued to CIRRUS by the Partnership in respect of Products shipped to it during such period, in each case to reflect the pricing that would apply to such Products under Section 6.03(a). Any reconciliation in favor of CIRRUS will be reflected as a credit to CIRRUS's account at the Partnership, and will not require any cash payment by the Partnership to CIRRUS.

                SECTION 6.09. Remedies. If either Party is in material breach, other than a material breach by CIRRUS that is also a Major Default, of any provision of this Article VI, the non-defaulting Party must provide notice to the defaulting Party, which notice shall identify the provision to this Article VI that the defaulting Party has breached. If such default is not cured within 30 days of receipt of such notice, the non-defaulting Party shall be entitled to enforce the applicable provisions of the Product Purchase Agreement and of this
Article VI and to collect damages subject to the limitations set forth in the applicable provisions of the Product Purchase Agreement and this Article VI. Nothing in this Section 6.09 shall be construed to limit any of IBM's rights in the event of a Major Default by CIRRUS.

                                   ARTICLE VII

                                     Closing

                SECTION 7.01. Closing. At the Closing, in reliance upon the representations and warranties set forth in this Agreement and subject to the fulfillment and satisfaction of, or waiver by, the applicable Party of the conditions set forth in this Agreement, the following events shall occur:

                (a) CIRRUS shall pay the Consideration to IBM in the manner described in Section 2.02.

                (b) The CIRRUS Partner shall convey its interest in the Partnership to IBM or its designee by executing a Partnership Assignment in the form of Annex VIII hereto.

                (c) The Partnership shall assign its rights and obligations under the Product Purchase Agreement to IBM, IBM shall accept and assume all such rights and obligations and CIRRUS shall reaffirm its consent to such assignment and assumption, in each case by such Party's executing an Assignment, Assumption and Consent in the form of Annex VII hereto.

                (d) CIRRUS shall pay all transfer taxes that become due as a result of the transfer of (i) the CIRRUS Partner's partnership interest, (ii) the Transferred Assets and (iii) the Shares, in each case to be effected at the Closing.

                (e) CIRRUS, IBM and the Escrow Agent will execute the Escrow Agreement in the form of Annex V hereto and CIRRUS will pay the Escrow Agent all fees required thereunder.

                (f) CIRRUS and IBM will execute the Registration Agreement in the form of Annex III hereto.

                (g) CIRRUS will execute a Release, in the form of Annex VI hereto, pursuant to which it shall (i) forgive, effective November 15, 1999, any amounts owed to CIRRUS by the Partnership for the use of the Transferred Assets prior to the Closing Date, including any amounts accrued by the Partnership as obligations payable to CIRRUS for the use of such assets, and (ii) acknowledge that the Partnership will cease making such accruals on the Closing Date, provided that accruals relating to the use of the .25 Micron Tools from April 1, 1999, through the Closing Date shall not be reversed, and the Partnership shall cease making accruals with respect to the .25 Micron Tools on the Closing Date.

                (h) CIRRUS and IBM shall execute a Bill of Sale in the form of Annex IX hereto to effect the transfer of the Transferred Assets.

                (i) CIRRUS and IBM shall deliver each of the relevant documents indicated in Section 8.06.

                (j) CIRRUS shall deliver a schedule setting forth any changes in the information provided in Section 10.05.

                (k) CIRRUS shall reimburse IBM for 50% (fifty percent) of any fees paid by IBM to governmental entities in connection with filings under the Hart--Scott--Rodino Antitrust Improvements Act of 1976 (to the extent IBM has not otherwise been reimbursed at the time of such filings).

                (l) Each of the Parties shall execute any other instrument reasonably requested by any other Party for the purpose of consummating the transactions contemplated hereby.

                SECTION 7.02. Time and Place of Closing. The Closing shall take place at the offices of IBM in Fishkill, NY, at 10:00 a.m. on the Closing Date, or at such other place or time or on such other date as may be agreed upon by the Parents.

                The transfers referred to in Section 7.01 shall be accomplished, in the case of cash, by wire transfer in immediately available funds to the account designated on Schedule 2.02(a) and, in the case of the Transferred Assets to be transferred to IBM on the Closing Date, pursuant to instruments of transfer duly executed and delivered on the Closing Date by each appropriate Party, and in form and substance reasonably satisfactory to each Party.


                                  ARTICLE VIII

                              Conditions to Closing

                The obligation of each Party to complete the transactions set forth in Section 7.01 shall be subject to the fulfillment, as of the Closing Date, to the satisfaction of, or waiver by, such Party of the conditions set forth below in this Article VIII (except that the obligations of such Party and its Affiliates shall not be subject to such Party's or its Affiliates' own compliance with Sections 8.01, 8.02, 8.03, 8.06, 8.07 and 8.08):

                SECTION 8.01. Performance. Each Party shall have performed and complied in all material respects with each agreement, covenant and condition in each Operative Document to which it is or is specified to be a Party, which agreement, covenant or condition is required to be performed or complied with by such Party at or before the Closing.

                SECTION 8.02. Authorization, Execution and Delivery of Operative Documents. Each Party shall have duly authorized, executed and delivered each Operative Document to which it is or is specified to be a Party and an executed counterpart thereof shall have been delivered to each other Party thereto and to each Parent.

                SECTION 8.03. No Default. Each Operative Document shall be in full force and effect at the Closing without any event having occurred or condition existing that constitutes, or with the giving of notice or passage of time (or both) would constitute, a default under or breach of such Operative Document or would give any Party to such Operative Document the right to terminate or not to perform any obligation under such Operative Document.

                SECTION 8.04. Consents, Approvals, etc.; Burdensome Conditions.
(a) All Governmental Actions (other than immaterial Governmental Actions such as routine qualifications to do business intended to be obtained as needed) required to be taken, given or obtained in connection with the transactions contemplated by the Operative Documents shall (i) have been taken, given or obtained, (ii) be in full force and effect at the Closing and (iii) not be subject to any pending proceedings or appeals, administrative, judicial or otherwise (other than such immaterial Governmental Actions), and the time for appeal shall have expired or, if an appeal shall have been taken, it shall have been dismissed.

                (b) All consents and approvals of any other Person necessary or advisable in order to consummate in all material respects the transactions contemplated by the Operative Documents, excluding written consents to the assignment of third party contracts, shall have been obtained and shall be in full force and effect at the Closing.

                (c) No Burdensome Condition shall exist with respect to either Parent or any of its Affiliates or the Partnership in connection with the transactions contemplated by the Operative Documents.

                (d) The waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 for the transactions contemplated hereby shall have expired or been terminated.

                SECTION 8.05. Governmental Rules. (a) No Governmental Rule shall have been instituted, threatened, issued or proposed to set aside, restrain, enjoin or prevent the consummation of the transactions contemplated by the Operative Documents.

                (b) No change shall have occurred since the date of this Agreement in any Governmental Rule that, in either Parent's opinion, would make it illegal for such Parent, its Affiliated Partner or the Partnership to consummate any of the transactions contemplated by the Operative Documents or subject any such Person to an unreasonably burdensome penalty or other unreasonably burdensome liability or other obligation under or pursuant to any Governmental Rule in connection with the transactions contemplated by the Operative Documents.

                SECTION 8.06. Standard Closing Documents. Each Parent and its Affiliated Partner shall have received, with respect to the other Parent and the other Parent's Affiliated Partner:

                (a) in the case of CIRRUS only, a certificate dated the Closing Date of the secretary, assistant secretary or another appropriate authorized signatory of CIRRUS certifying that a true and correct copy of the resolutions, delegations or other written evidence of corporate action of the appropriate authority within CIRRUS and the stockholders of CIRRUS, duly authorizing or ratifying its execution, delivery and performance of the Operative Documents and the consummation of the transactions contemplated thereby, are attached to such certificate, and as to the absence of other resolutions, delegations or other corporate action relating thereto;

                (b) an incumbency certificate signed by an appropriate officer or other authorized signatory of such Party dated the Closing Date as to the signatures and titles of the officers or authorized signatories of such Party executing any Operative Document on behalf of such Party (whether as a Party thereto or on behalf of the Partnership as a general partner thereof), and any other documents delivered in connection with the Operative Documents; and

                (c) a certificate signed by an appropriate officer or other authorized signatory of such Party dated the Closing Date certifying that the conditions set forth in this Article VIII (with respect to such Party) have been satisfied by such Party.

                SECTION 8.07. Representations and Warranties. The representations and warranties of each Party in Article IX, of CIRRUS and the CIRRUS Partner in Article X and of each Party in any other of the Operative Documents shall be true and correct in all material respects as of the date of this Agreement and at the Closing with the same effect as if made at and as of the Closing, except to the extent such representations or warranties expressly relate to an earlier time.

                SECTION 8.08. Proceedings. All corporate or partnership and legal proceedings taken by each Party in connection with the transactions contemplated by the Operative Documents and all documents relating to the transactions contemplated thereby shall be reasonably satisfactory in form and substance to each Parent and its counsel, and certified or other copies of all relevant documents as either Parent shall have reasonably requested shall have been provided to such Parent or its counsel.

                SECTION 8.09. Form of Operative and Other Documents. Each of the Operative Documents (other than this Agreement), including schedules and attachments, shall, in each case, be in substantially the form agreed upon by the Parties in writing on the date hereof with blanks appropriately completed and dates adjusted to reflect the Closing Date as appropriate.

                SECTION 8.10. UCC Searches and Release of Liens. If the lien searches conducted by IBM for UCC financing statements, judgment liens and tax liens with respect to CIRRUS and its Subsidiaries, as debtors (conducted at the state and local levels in the jurisdictions set forth on Schedule 10.01) disclose that Liens exist for any Transferred Assets, CIRRUS shall deliver evidence of the termination of such Lien, including evidence of termination on Form UCC-3, signed by the secured party. In addition, CIRRUS shall provide evidence of termination for any Lien discovered by IBM as to which IBM has given CIRRUS notice as soon as practicable prior to the Closing, not reflected in such searches, whether existing before or after the date of such searches. At Closing, CIRRUS shall reimburse IBM for the reasonable cost of such searches.


                                   ARTICLE IX

                Representations and Warranties of Each Parent and
                             its Affiliated Partner

                Each Parent and its Affiliated Partner represents and warrants to the other Parent and its Affiliated Partner as of the date of this Agreement and as of the Closing Date, with respect to itself (and in the case of each Parent, with respect to its Affiliated Partner), as follows:

                SECTION 9.01. Organization, Ownership Interest, etc. (a) It is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation and has the power and authority to carry on its business as then conducted, to own or hold under lease its properties and to enter into and perform its obligations under each Operative Document to which it is or is specified to be a Party.

                (b) It is duly qualified to own or lease its properties and generally to conduct its business as currently, or proposed to be, conducted in each jurisdiction necessary for purposes of the transactions contemplated by the Operative Documents, except where failure to so qualify would not have a material adverse effect on such Person or the Partnership.

                SECTION 9.02. Authorization; No Conflict. It has duly authorized, or will prior to the Closing duly authorize and ratify, by all necessary action, the execution, delivery and performance of each

Operative Document to which it is or is specified to be a Party (and, in the case of each Partner, each Operative Document to which the Partnership is or is specified to be a Party), and its execution and delivery thereof, its consummation of the transactions contemplated thereby and its compliance therewith does not and will not (a) require any approval of its stockholders or partners or any approval or consent of any trustee or holder of any of its Indebtedness or obligations, (b) contravene any Governmental Rule applicable to or binding on it or any of its properties if such contravention would have a material adverse effect on it or any of the Transferred Assets to be transferred by it or on its ability to perform any of its obligations under any Operative Document, (c) contravene or result in any breach of or constitute any default under its charter or By-laws, or contravene or result in any breach of or constitute any default under, or result in the creation of any Lien, upon any of its property or the property of the Partnership under, any material indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, loan or credit agreement or other material agreement or document to which it is a party or by which it or any of its properties is bound or affected or by which the property of the Partnership is bound or affected, (d) require any negotiation with or notice to any labor union or violate, or require any procedure to be followed under, any collective bargaining or other agreement with employees or
(e) require any Governmental Action, in each case (a) through (e), except such as have been duly obtained, made or taken and which are in fully force and effect.

                SECTION 9.03. Enforceability. (a) It has duly executed and delivered this Agreement and, upon the execution and delivery of this Agreement by each other Party hereto, this Agreement will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms, except
(A) for the enforceability of the phrase "or employ" as used in Section 11.04(a)(i), as to which the Parties express no opinion, and (B) as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors' rights generally or the availability of equitable remedies.

                (b) As of the Closing Date, it will have duly executed and delivered each other Operative Document to which it is or is specified to be a Party and, upon the execution and delivery of each such other Operative Document by each other Party thereto, each such other Operative Document will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors' rights generally or the availability of equitable remedies. After giving effect to the Closing, it will not be in default under or in respect of any Operative Document.

                SECTION 9.04. Proceedings. There are no actions or proceedings pending, or to its knowledge threatened, by or before any Governmental Authority that, if adversely determined, would have a material adverse effect on its ability to perform any of its material obligations under any Operative Document.

                SECTION 9.05. Litigation. There are no lawsuits, claims, arbitrations or other proceedings or investigations pending, or to its knowledge threatened, by or against or affecting it or any of its Subsidiaries or any of their respective properties that materially relate to any of the transactions contemplated by the Operative Documents.

                SECTION 9.06. No Transfer Taxes. Such Party is not currently aware of any transfer taxes that would be due as a result of the transfer to IBM of the Shares or the Transferred Assets or the consummation of any other transaction to take place on the Closing Date.


                                    ARTICLE X

                  Representations and Warranties of CIRRUS and
                               the CIRRUS Partner

                In addition to the representations and warranties set forth in
Article IX, each of CIRRUS and the CIRRUS Partner represents and warrants as of the date of this Agreement and as of the Closing Date, with respect to itself (and in the case of CIRRUS, with respect to the CIRRUS Partner), as follows:

                SECTION 10.01. Organization, Ownership Interest, etc. (a) CIRRUS owns the CIRRUS Partner directly or indirectly, free and clear from all Liens. The CIRRUS Partner owns its interest in the Partnership directly, free and clear of all Liens.

                (b) CIRRUS' chief executive office is located in the State of California, in the county of Alameda. In addition, CIRRUS owns real or personal property material to the conduct of its business in the states and counties set forth on Schedule 10.01.

                SECTION 10.02. Proceedings. In addition to the representations and warranties set forth in Section 9.04, there are no actions or proceedings pending, or to its knowledge threatened, by or before any Governmental Authority that, if adversely determined, would have a material adverse effect on any of the Transferred Assets to be transferred to IBM.

                SECTION 10.03. Special Purpose Representation as to CIRRUS Partner. The CIRRUS Partner has not conducted any business, does not have any outstanding Indebtedness or other obligations or own or hold any assets other than, in each case, as permitted under Section 10.03 of the Partnership Agreement.

                SECTION 10.04. List of Transferred Assets; Title to Transferred Assets. (a) Schedule 10.04-A contains a true and complete list of the Transferred Assets to be transferred to IBM.

                (b) On the Closing Date, CIRRUS will have transferred, or caused to be transferred, to IBM unencumbered, good and marketable title to the Transferred Assets, free and clear of the claims of others and of all Liens, including Liens securing any guarantee issued by CIRRUS under any Enumerated Lease, other than Liens created by IBM or the Partnership.

                (c) There are no outstanding rights, options, agreements or other commitments giving any Person any present or future right to require CIRRUS, the CIRRUS Partner or any of CIRRUS' Affiliates to Transfer to any Person any ownership or possessory interests in, or grant any Lien on, any of the Transferred Assets.

                SECTION 10.05. CIRRUS Shares. (a) As of March 31, 1999, the authorized shares of common stock of CIRRUS were 280,000,000, the number of issued and outstanding shares of CIRRUS were 60,103,000, and after giving effect to the exercise of options, warrants, and similar rights, would have been 81,329,438. All the issued and outstanding shares of common stock of CIRRUS had been duly authorized and validly issued, fully-paid and non-assessable as of such date, and since such date there have been no material share issuances that adversely impact CIRRUS' ability to issue the Shares on the Closing Date.

                (b) The Shares have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, and the issuance of the Shares will not be subject to any preemptive or similar rights.

                SECTION 10.06. Litigation. In addition to the representations and warranties set forth in Section 9.05:

                (a) There are no lawsuits, claims, arbitrations or other proceedings or investigations pending, or to its knowledge threatened, by or against or affecting it or any of its Subsidiaries or any of their respective properties that materially relate to, or could materially adversely affect the rights of the Partnership or IBM in respect of, any of the Transferred Assets or the conduct of the business of the Partnership following the Closing.

                (b) There is no outstanding judgment, order or decree of any Governmental Authority applicable to it or any of its Subsidiaries that relates to or could materially adversely affect the Transferred Assets or the conduct of the business of the Partnership following the Closing.

                SECTION 10.07. Compliance with Other Instruments. It is not in default in any material respect in the performance of any material obligation, agreement, instrument or undertaking to which it is a party or by which it or any of its properties is bound which default could, and there is no such obligation, agreement, instrument or undertaking which could, materially adversely affect the conduct of the business of the Partnership following the Closing.

                SECTION 10.08. No Defaults Under Lease Guarantees. CIRRUS is not in default on any guarantee issued by CIRRUS under any Enumerated Lease.

                SECTION 10.09. No Special New York Obligations. The transfer by CIRRUS of its interest in the Partnership and the

Transferred Assets will not give rise to the assumption by the Partnership or IBM of any obligations to the State of New York or any political subdivision thereof that were incurred by CIRRUS or its Subsidiaries in connection with any grants, incentives, tax credits or other benefits received by CIRRUS from the State of New York or any political subdivision thereof in connection with CIRRUS' conducting business in such State or subdivision, by means of CIRRUS' participation in the Partnership or otherwise.


                                   ARTICLE XI

                                    Covenants

                SECTION 11.01. Covenants. Each Party agrees with the other that:

                (a) Performance of Obligations. It shall fully and faithfully carry out all of its obligations under each Operative Document to which it is a Party.

                (b) Conduct of Businesses. Until the Closing, it shall not, and shall not permit any of its Subsidiaries to, take any action that would, or could be reasonably foreseen to, result in any of its or its Affiliated Partner's representations and warranties set forth herein becoming untrue or in any of the conditions set forth herein to be satisfied by it or its Affiliated Partner prior to or at the Closing not being so satisfied.

                SECTION 11.02. Further Assurances. Following the execution and delivery of this Agreement and prior to the Closing, each Party shall and shall cause its Subsidiaries to (and IBM and CIRRUS shall cause the Partnership to) take all reasonable actions necessary or appropriate to ensure that the conditions to Closing set forth herein to be satisfied by such Party (or the Partnership) are satisfied reasonably promptly following such execution and delivery, and to obtain (and cooperate with the others in obtaining) any Governmental Action required to be obtained or made by it in connection with any of the transactions contemplated by this Agreement; provided that no Burdensome Condition shall exist with respect to such Person or any of its Affiliates in connection therewith.

                SECTION 11.03. Public Announcements. (a) Prior to the Closing, the Parties shall not (and shall not permit any of their respective Subsidiaries to), without the prior written consent of the other Parent, issue any press release or make any public announcement with respect to any Operative Document or the transactions contemplated thereby or publicly file all or any part of any Operative Document or any description thereof except as required by any Governmental Rule or as necessary to secure any Governmental Action.

                (b) At or following the Closing, each Parent shall not (and shall not permit any of its Subsidiaries to):

                (i) issue any public release or announcement or issue or distribute any document to be used in connection with the private or public sale of debt or equity securities without the prior written consent of the other Parent if such release, announcement or document refers to such other Parent (or any of its Subsidiaries) in connection with the Partnership, except as may be required by any applicable Governmental Rule, in which case such Parent shall (or shall cause the Person required to make such disclosure to) allow such other Parent reasonable time to comment on such release or announcement in advance of its issuance and use reasonable efforts to accept the reasonable comments of such other Parent; or

                (ii) publicly file all or any part of any Operative Document or any description thereof, except as may be required by any applicable Governmental Rule, in which case such Parent shall (or shall cause the Person required to make such filing to) cooperate with the other Parent, to the extent reasonable and practicable, in obtaining any confidential treatment for such filing requested by the other Parent.

                SECTION 11.04. Employee Matters. (a) Prior to January 1, 2003, CIRRUS shall not, without the prior written consent of IBM, directly or indirectly, (i) solicit or employ any employee or officer of the Partnership or
(ii) solicit any employee of the Microelectronics Division of IBM, in each case other than by means of general solicitations that are not specifically or intentionally directed at such employees.

                (b) Prior to January 1, 2003, the Microelectronics Division of IBM shall not, without the prior written consent of CIRRUS, directly or indirectly solicit any employee or officer of CIRRUS, other than by means of general solicitations that are not specifically or intentionally directed at such employees.

                SECTION 11.05. Special Purpose Covenant. Between the date hereof and the Closing Date, the CIRRUS Partner shall not, and CIRRUS shall not permit the CIRRUS Partner to, (a) conduct any business other than being a general partner of the Partnership and performing its obligations with respect thereto,

                (b) issue or become liable in respect of any Indebtedness or other obligations or become a party to or bound by any contract or other document other than (i) any necessary or appropriate incidents of corporate existence and qualification, (ii) pursuant to this Agreement or the other Operative Documents to which it is or becomes a party or other documents delivered at the Closing, (iii) as a result of its status as a general partner of the Partnership or (iv) as a result of its status as a consolidated Subsidiary of its Parent for income tax purposes,

                (c) offer, sell or issue any of its securities, or

                (d) own or hold any assets other than (x) $10,000 (ten thousand dollars) or less in capital and surplus, (y) its right, title and interest in and to the Partnership and (z) distributions received form the Partnership, which when received, immediately shall be (1) distributed or dividended to the owners of its equity securities, (2) applied to reduce or discharge an obligation or liability, (3) contributed to the Partnership or (4) otherwise disposed of so that such Partner will then be in compliance with this Section 11.05.

                SECTION 11.06. Information Provided to Lessors. IBM shall cooperate in good faith to aid CIRRUS' efforts to persuade the beneficiaries of those certain two outstanding letters of credit to remove CIRRUS' obligations to maintain such letters of credit. Such cooperation shall be limited to IBM's providing a letter, in the form of Annex X hereto, to such beneficiaries describing the terms of this Agreement. Under no circumstances shall IBM be obligated to enter into any agreement with such beneficiaries or assume any obligation other than as specifically set forth in this Agreement.


                                   ARTICLE XII

                                 Indemnification

                SECTION 12.01. Indemnification. After the Closing Date, and for so long as this Agreement remains in full force and effect, the terms of this Agreement shall supersede the indemnification and payment provisions set forth in Section 12.03 of the Partnership Agreement and Section 5.02 of the Participation Agreement to the extent a request for indemnification or payment relates to a Claim arising solely out of activities that occurred, in their entirety, after the Closing Date and no part of which occurred at any time on or prior to the Closing Date. For any claim relating to activities any part of which occurred prior to such Closing Date, the Parties may continue to make claims for indemnification or payment pursuant to the terms of the Partnership Agreement and the Participation Agreement.

                SECTION 12.02 Indemnification after December 31, 2000. (a) IBM hereby agrees, subject to the conditions set forth below and effective as of the later of (A) January 1, 2001, and (B) the date on which all outstanding amounts due and payable under Section 6.03 hereof have been paid, to indemnify and hold harmless CIRRUS, its Subsidiaries and Affiliates, from and against any Losses resulting from any Claims, proceedings or investigations that have been or are in the future brought or threatened by third parties against CIRRUS in connection with, relating to or arising out of the conduct of the business of the Partnership or the ownership of its properties (other than any actions by CIRRUS, its Subsidiaries and Affiliates relating thereto) after December 31, 2000 (any such claim an "Indemnified Claim"). The foregoing indemnification is, in its entirely, issued subject to the following conditions and shall only be effective upon the satisfaction thereof: (i) there has been no Major Default at any time prior to January 1, 2001, and (ii) there has been no other material breach by CIRRUS hereunder that remains uncured on January 1, 2001, provided that, for purposes of this subclause (ii), CIRRUS has been given notice of, and 30 days to cure, any such material breach.

                (b) IBM shall at its expense assume the defense of all Claims, proceedings or investigations relating to any Indemnified Claim, after which IBM shall not be responsible for any fees, costs or expenses of separate counsel retained by CIRRUS; provided, however, that if IBM shall fail to assume such defense of an Indemnified Claim, CIRRUS shall be free to defend itself and IBM shall reimburse CIRRUS for all fees, costs and expenses in connection with such defense. Subject to the preceding sentence, CIRRUS shall have the right (but not the obligation) to participate at its own expense in the defense of any Claim, proceeding or investigation for which indemnity may be sought under this Section 12.02.

                (c) The indemnification set forth in Section 12.02(a) shall not inure to the benefit of CIRRUS (or any of its Affiliates) in respect of any of such Losses to the extent that such Losses (x) arise out of or are based upon the gross negligence or wilful misconduct of CIRRUS (or an Affiliate of CIRRUS) or CIRRUS' defaulting in the performance or observance of any of its covenants or agreements expressly set forth herein or (y) constitute a tax, levy or similar governmental charge not imposed upon IBM, any of its Subsidiaries or the Partnership or on their respective properties. It is understood and agreed that, for the purpose of the preceding sentence, Losses shall be deemed not to arise out of or be based upon the gross negligence or wilful misconduct of CIRRUS (or any of its Affiliates) solely because it arises out of or is based upon the gross negligence or wilful misconduct of a director, officer or employee of CIRRUS (or any of its Affiliates) if at the time of such gross negligence or wilful misconduct such director, officer or employee was also an employee or a member of the governing board of the Partnership acting in his capacity as such.

                (d) The provisions of this Section 12.02 shall survive each of the termination of the Operative Documents, the Partnership Agreement, the Participation Agreement or the Product Purchase Agreement.

                SECTION 12.03. Assertion of Claims. (a) In the event that a Person (the "Indemnified Party") desires to assert its right to indemnification from a person (an "Indemnifying Party") required to indemnify such Indemnified Party under this Article XII, the Indemnified Party will give the Indemnifying Party prompt notice of the Indemnified Claim, and the Indemnifying Party will undertake the defense thereof (unless the Claim is asserted against or related to or results from any action or failure to take action by such Indemnifying Party). The failure to promptly notify the Indemnifying Party hereunder shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually prejudiced by the failure to so notify promptly.

                (b) The Indemnified Party shall not settle or compromise any Claim without the written consent of the Indemnifying Party unless the Indemnified Party agrees in writing to forego any and all claims for indemnification from the Indemnifying Party with respect to such Claim.

However, if the Indemnifying Party, within a reasonable time after notice of any such Claim, fails to defend such Claim, the Indemnified Party will have the right to undertake the defense, compromise or settlement of such Claim on behalf of and for the account and risk of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such Claim at any time prior to settlement, compromise or final determination thereof.

                (c) If the Indemnifying Party has undertaken the defense of a Claim and (i) if there is a reasonable expectation that (x) a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments or (y) the Indemnified Party may have legal defenses available to it that are different from or additional to the defenses available to the Indemnifying Party, or (ii) if the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party, the Indemnified Party shall nevertheless have the right at the Indemnified Party's cost and expense, to defend such Claim.


                                  ARTICLE XIII

                                  Miscellaneous

                SECTION 13.01. Survival. Except as may otherwise be specifically provided in this Agreement, all covenants, agreements, representations and warranties of the Parties made in or pursuant to this Agreement shall survive the execution and delivery of the Operative Documents and the closing of the transactions contemplated thereby and the expiration or other termination of any other Operative Document, notwithstanding any investigation by or on behalf of any Party. In addition, and without limiting the generality of the foregoing, the consent and transfer described in Section 7.01(c) shall similarly survive any such event.

                SECTION 13.02. Legal Disputes; Attorneys' Fees. In any legal dispute arising under this Agreement that is determined by the final and unappealable judgment or order of a court in favor of one Party hereto, the Party against whom such judgment or order is rendered (or its Parent) shall pay to the other Party (or its Parent), promptly upon request therefor and receipt of reasonably complete itemization and documentation thereof, the reasonable attorneys' fees and expenses of such other Party relating to such dispute.

                SECTION 13.03. Assignment. Except as otherwise specifically provided in this Agreement, CIRRUS shall not Transfer, or grant or permit to exist any Lien on, this Agreement or any of its rights hereunder without the prior written consent of IBM (which consent may be withheld in IBM's sole discretion), and any such purported Transfer or Lien without such consent shall be void. If IBM assigns any of its obligations hereunder, IBM shall remain secondarily liable to CIRRUS for such obligations.

                SECTION 13.04. Amendment and Waiver. No amendment to this Agreement or any other Operative Document shall be effective unless it shall be in writing, identify with specificity the provisions that are thereby amended or waived and be signed by each Party thereto. Any failure of a Party to comply with any obligation, covenant, agreement or condition contained in this Agreement or any other Operative Document may be waived by the Party entitled to the benefits thereof only by a written instrument duly executed and delivered by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance. No failure to exercise and no delay in exercising any right, remedy, power or privilege hereunder or under the other Operative Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

                SECTION 13.05. Remedies. (a) In no event will any Party to this Agreement or any other Operative Document be liable to another Party hereto or thereto for special, indirect, punitive or incidental damages, lost profits, lost savings or any other consequential damages, even if such Party has been advised of the possibility of such damages, resulting from the breach by it of any of its obligations thereunder or breach by it or any of its Affiliates of any of their respective obligations under any Operative Document or from the use of any confidential or other information.

                (b) Except as may otherwise be specifically provided in this Agreement or any other Operative Document, the rights and remedies of the Parties under this Agreement or any other Operative Document are cumulative and are not exclusive of any rights or remedies that the Parties would otherwise have. Equitable relief, including the remedies of specific performance and injunction, shall be available with respect to any actual or attempted breach of this Agreement or any other Operative Document.

                SECTION 13.06. Table of Contents; Headings. The Table of Contents and Article and Section headings of this Agreement or any other Operative Document are for convenience of reference only and shall not affect the construction of or be taken into consideration in interpreting this Agreement or any other Operative Document.

                SECTION 13.07. Parties in Interest; Limitation on Rights of Others. This Agreement and any other Operative Document shall be binding upon and inure to the benefit of the Parties hereto and their permitted successors and assigns. Nothing in this Agreement or any other Operative Document, whether express or implied, shall give or be construed to give any Person (other than the Parties hereto) any legal or equitable right, third party beneficiary right, remedy or claim under or in respect of this Agreement or any other Operative Document. No Lease Payee under any CIRRUS-Guaranteed Lease or Jointly-and-Severally-Guaranteed Lease shall have any rights of any nature or kind pursuant to this Agreement.

                SECTION 13.08. Counterparts; Effectiveness. (a) This Agreement and any other Operative Document may be executed by the Parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same contract.

                (b) This Agreement shall not become effective until one or more counterparts have been executed by each Party hereto and delivered to the other Parties hereto.

                SECTION 13.09. Entire Agreement. This Agreement, together with the other Operative Documents and the Exhibits, Schedules, Appendices and Attachments thereto, any agreement entered into simultaneously therewith, the Product Purchase Agreement, the Partnership Agreement and the Participation Agreement, constitute the entire agreement of all the Parties with respect to the subject matter hereof and thereof and supersede all prior written and oral agreements and understandings with respect to such subject matter.

                SECTION 13.10. Construction. References in this Agreement or any other Operative Document to any gender include references to all genders, and references in this Agreement or any other Operative Document to the singular include references to the plural and vice versa. References in this Agreement or any other Operative Document to a Party or other Person include their respective successors and assigns. The words "include", "includes" and "including" when used in this Agreement or any other Operative Document shall be deemed to be followed by the phrase "without limitation". Unless the context otherwise requires, references in this Agreement or any other Operative Document to Articles, Sections, Exhibits, Schedules, Appendices and Attachments shall be deemed references to Articles and Sections of, and Exhibits, Schedules, Appendices and Attachments to, this Agreement. Unless the context otherwise requires, the words "hereof", "hereby" and "herein" and words of similar meaning when used in this Agreement or any other Operative Document refer to this Agreement or the relevant Operative Document in its entirety and not to any particular Article, Section or provision of this Agreement or any other Operative Document.

                SECTION 13.11. Governing Law. This agreement and every other Operative Document shall in all respects be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflict of laws principles of such State.

                SECTION 13.12. Waiver of Jury Trial and Certain Damages. Each Party to this Agreement or any other Operative Document waives, to the fullest extent permitted by applicable law, (i) any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to any Operative Document and (ii) any right it may have to receive damages or indemnification from any other Party to any Operative Document in respect of any act, omission or event relating to such Operative Document or the transactions contemplated by the Operative Documents based on any theory of liability for any special, indirect, consequential or punitive damages. Each Party to any such agreement or instrument (x) certifies that no representative, agent or attorney of another Party to any Operative Document has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (y) acknowledges that it has been induced to enter into such agreement or instrument by, among other things, the mutual waivers and certifications set forth above in this Section 13.12.

                SECTION 13.13. Jurisdiction; Consent to Service of Process. (a) Each Party to this Agreement or any other Operative Document hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of any Federal court of the United States of America sitting in the Southern District of New York, and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to the Operative Documents, or for recognition or enforcement of any judgment resulting from any such suit, action or proceeding, and each Party hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in such Federal court.

                (b) It shall be a condition precedent to each Party's right to bring any such suit, action or proceeding (unless such suit, action or proceeding is brought solely to obtain discovery or to enforce a judgment) that such suit, action or proceeding, in the first instance, be brought in such Federal court, and if such Federal court refuses to accept jurisdiction with respect thereto, such suit, action or proceeding may be brought in any other court with jurisdiction; provided that the foregoing condition precedent shall not apply to any suit, action or proceeding by a Party seeking indemnification or contribution pursuant to any Operative Document or otherwise in respect of a suit, action or proceeding against such Party if such suit, action or proceeding by such Party seeking indemnification or contribution is brought in the same court as the suit, action or proceeding against such Party.

                (c) No Party to this Agreement or any other Operative Document may move to (i) transfer any such suit, action or proceeding from such Federal court to another jurisdiction, (ii) consolidate any such suit, action or proceeding brought in such Federal court with a suit, action or proceeding in another jurisdiction or (iii) dismiss any such suit, action or proceeding brought in such Federal court for the purpose of bringing the same in another jurisdiction.

                (d) Each Party to this Agreement or any other Operative Document hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, (i) any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to the Operative Documents in any Federal court sitting in the Southern District of New York, (ii) the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court and (iii) the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such Party.

                (e) Each Party to this Agreement or any other Operative Document irrevocably consents to service of process in the manner provided for the giving of notices pursuant to this Agreement. Nothing in this Article shall affect the right of any Party to such agreement or instrument to serve process in any other manner permitted by law.

                SECTION 13.14. Default Interest. If any Party defaults in the payment of any of its obligations under this Agreement, such Party shall pay interest on such defaulted obligation, to the Party to whom such obligation is owed, in U.S. dollars for the period from (and including) the date of such default to (but excluding) the date of actual payment of such obligation (after as well as before judgment) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) of 15.0%.

                SECTION 13.15. Notices. All notices and other communications to be given to any Party under this Agreement or any other Operative Document shall be in writing and any notice shall be deemed given when delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a telegram or facsimile, and shall be directed to the address or facsimile number of such Party specified below (or at such other address or facsimile number as such Party shall designate by like notice):

               (a)    If to IBM:

               International Business Machines Corporation
               Route 52, East Fishkill
               Hopewell Junction, NY 12533
               Telephone: (914) 892-5050
               Telecopy:  (914) 892-5541
               Attention of John E. Kelly, III
                                General Manager

               With a copy to:

               International Business Machines Corporation
               New Orchard Road
               Armonk, NY 10504
               Telephone: (914) 499-7392
               Telecopy:  (914) 499-6006
               Attention of Gregory C. Bomberger, Esq.

               With a copy to:

               Cravath, Swaine & Moore
               Worldwide Plaza
               825 Eighth Avenue
               New York, NY 10019
               Telephone: (212) 474-1000
               Telecopy:  (212) 474-3700
               Attention of William H. Widen, Esq.

               (b) If to the IBM Partner:

               MiCrus Holdings Inc.
               In care of International Business Machines
                 Corporation
               Route 52, East Fishkill
               Hopewell Junction, NY 12533
               Telephone: (914) 892-5281
               Telecopy:  (914) 892-5153
               Attention of August N. Franze

               With   a copy to:

               International Business Machines Corporation
               Hopewell Junction, NY 12533
               Telephone: (914) 892-5020
               Telecopy:  (914) 892-5358
               Attention of John T. Higgins, Esq.

               With   a copy to:

               International Business Machines Corporation
               New Orchard Road
               Armonk, NY 10504
               Telephone: (914)499-7392
               Telecopy:      (914) 499-6006
               Attention of Gregory C. Bomberger, Esq.

               With   a copy to:

               Cravath, Swaine & Moore
               Worldwide Plaza
               825 Eighth Avenue
               New York, NY 10019
               Telephone: (212) 474-1000
               Telecopy:      (212) 474-3700
               Attention of William H. Widen, Esq.

               (c) If to CIRRUS:

               CIRRUS Logic Inc.
               4210 South Industrial Drive
               Austin, TX 78744
               Telephone: (512) 912-3337
               Telecopy:  (512) 912-3136
               Attention of David French

               With a copy to:

               CIRRUS Logic Inc.
               3100 West Warren Avenue
               Freemont, CA 94538
               Telephone:  (510) 226-2257
               Telecopy:   (510) 249-4230
               Attention of Glenn C. Jones

               And a copy to:

               Morrison & Foerster LLP
               755 Page Mill Road
               Palo Alto, CA 94304
               Telephone: (650) 813-5600
               Telecopy:      (650) 494-0792
               Attention of David Wilson, Esq.

               (d) If to the CIRRUS Partner:

               Cirel Inc.
               In care of

               CIRRUS Logic Inc.
               4210 South Industrial Drive
               Austin, TX 78744
               Telephone: (512) 912-3337
               Telecopy:  (512) 912-3136
               Attention of David French

               With a copy to:

               CIRRUS Logic Inc.
               3100 West Warren Avenue
               Freemont, CA 94538
               Telephone:  (510) 226-2257
               Telecopy:   (510) 249-4230
               Attention of Glenn C. Jones

               And a copy to:

               Morrison & Foerster LLP
               755 Page Mill Road
               Palo Alto, CA 94304
               Telephone: (650) 813-5600
               Telecopy:      (650) 494-0792
               Attention of David Wilson, Esq.

               (e) If to the Partnership:

               MiCrus
               1580 Route 52
               Hopewell Junction, NY 12533
               Attention of Chief Executive officer


                                         ARTICLE XIV

                                         Definitions

               The following terms shall have the specified meanings:

               ".25 Micron Additional Quarterly Output" means equivalent wafers manufactured using the .25 micron process, provided to CIRRUS in excess of CIRRUS' Quarterly Purchase Requirement in amounts not to exceed the following amounts in each quarter indicated below (such amounts calculated using an RMT Complexity of 1.28 to 1.0):

                                                     .25 Micron
               Calendar Quarter                    Equivalent Wafers
               ----------------                    -----------------
               2nd Quarter 2000                         3200
               3rd Quarter 2000                         4480
               4th Quarter 2000                         4480

               ".25 Micron Quarterly Allocation" means equivalent wafers manufactured using the .25 micron process provided to CIRRUS as part of CIRRUS' Quarterly Purchase Requirement in amounts not to exceed the following amounts in each quarter indicated below (such amounts calculated using an RMT Complexity of 1.28 to 1.0):

                                                     .25 Micron
               Calendar Quarter                    Equivalent Wafers
               ----------------                    -----------------
               2nd Quarter 1999                         5120
               3rd Quarter 1999                         5120
               4th Quarter 1999                         5120
               1st Quarter 2000                         6400
               2nd Quarter 2000                         7040
               3rd Quarter 2000                         7040
               4th Quarter 2000                         7040

               "Accelerated Payment" is defined in Section 4.01(a).

               "Accrued .25 Micron Tools" means the assets designated as such on
Schedule 10.04-A.

               "Adjusted Share Value" means (i) $32 million (thirty-two million dollars) plus (ii) 50% (fifty percent) of any Total Share Value in excess of $32 million (thirty-two million dollars), provided that the Adjusted Share Value shall in no case be in excess of $48 million (forty-eight million dollars).

               "Affiliate" of any Person means any other Person that directly or indirectly controls, is controlled by or is under common control with, such Person; provided, however, that the term Affiliate, (a) when used in relation to the Partnership, shall not include either Parent or any of its Affiliates and
(b) when used in relation to a Parent or any of its Affiliates, shall not include the Partnership or any of its Subsidiaries. The term "control" (including its correlative meanings "controlled by" and "under common control with") means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

               "Affiliated Partner" means, when used in relation to CIRRUS, the CIRRUS Partner, and when used in relation to IBM, the IBM Partner.

               "Aggregate Covered Amount" means the sum of each Covered Amount Per Lease for every Enumerated Lease; provided that under no circumstances shall such amount exceed $264 million.

               "Burdensome Condition" means, with respect to any proposed transaction, any action taken, or credibly threatened, by any Governmental Authority or other Person to challenge the legality of such proposed transaction, including (i) the pendency of a governmental investigation (formal or informal), (ii) the institution of a suit or the threat thereof (A) seeking to restrain, enjoin or prohibit the consummation of such transaction or part thereof, to place any condition or limitation upon such consummation or to invalidate, suspend or require modification of any provision of any Operative Document or (B) challenging the acquisition by IBM of the CIRRUS Partner's interest in the Partnership, (iii) an order by a court of competent jurisdiction having any of the consequences described in (ii)(A) or (ii)(B) above, or placing any conditions or limitations upon such consummation that are unreasonably burdensome in the reasonable judgment of the applicable Person or (iv) the issuance of any subpoena, civil investigative demand or other request for documents and information that is unreasonably burdensome in the reasonable judgment of the applicable Person.

               "Business Day" means any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York or California) on which banks are open for business in New York, New York and San Francisco, California.

               "CIRRUS" means CIRRUS Logic Inc., a Delaware corporation.

               "CIRRUS Change of Control" means the occurrence of any of the following events:

               (a) if any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the total voting power of the voting stock of CIRRUS (for purposes of this clause (a), such person or group shall be deemed to beneficially own any voting stock of a corporation held by any other corporation (the "parent corporation") so long as such person or group beneficially owns, directly or indirectly, in the aggregate a majority of the total voting power of the voting stock of such parent corporation); or

               (b) the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of CIRRUS, considered as a whole (other than a disposition of such assets as an entirety or virtually as an entirety to a wholly-owned Subsidiary of CIRRUS) shall have occurred, or CIRRUS merges, consolidates or amalgamates with or into any other person or any other person merges, consolidates or amalgamates with or into CIRRUS, in any such event pursuant to a transaction in which the outstanding voting stock of CIRRUS is reclassified into or exchanged for cash, securities or other property, other than any such transaction where:

               (1) the outstanding voting stock of CIRRUS is reclassified into or exchanged for other voting stock of CIRRUS or for voting stock of the surviving corporation, and

               (2) the holders of the voting stock of CIRRUS immediately prior to such transaction own, directly or indirectly, not less than a majority of the voting stock of CIRRUS or the surviving corporation immediately after such transaction and in substantially the same proportion as before the transaction; or

               (c) the shareholders of CIRRUS shall have approved any plan of liquidation or dissolution of CIRRUS.

               "CIRRUS-Guaranteed Leases" means the leases indicated as such on Annex I.

               "CIRRUS Partner" means Cirel Inc., a California corporation.

               "Claim" means any claim, action, complaint, cause of action, judgment, liability, obligation, damages, debt, demand or suit, at law or in equity.

               "Closing" means the closing of the transactions described in
Section 7.01 of this Agreement.

               "Closing Date"means July 10, 1999, or if all the conditions set forth in Article VIII of this Agreement have not been satisfied or waived by that date, as promptly as practicable after the satisfaction or waiver of the remaining conditions; provided, however, that in no event will the Closing Date be later than August 15, 1999, without the written agreement of both Parents.

               "Consideration" is defined in Section 2.02.

               "Continuing Enumerated Lease" is defined in Section 4.07.

               "Covered Amount Per Lease" means, for any individual Enumerated Lease, the lesser of (i) the sum of (A) the Scheduled Payments for such Enumerated Lease from the Cut-off Date through December 31, 2000, plus (B) the Termination Payment for such Enumerated Lease at December 31, 2000, minus (C) the sum of all Scheduled Payments on such Enumerated Lease that were made by either the Partnership or IBM after the Cut-off Date and (ii) the amount actually paid by the Partnership or IBM to terminate all obligations under such Enumerated Lease.

               "Current CIRRUS Stock Price" means, for any date indicated, the average closing price of CIRRUS common stock on the Nasdaq National Market for the 20 (twenty) Business Days preceding such date.

               "Cut-off Date" means June 20, 1999.

               "Enumerated Lease" means each of the CIRRUS-Guaranteed Leases and the Jointly-and-Severally-Guaranteed Leases indicated on Annex I.

               "equivalent wafer" means a wafer with an RMT Complexity of 1.0.

               "Escrow Agent" means State Street Bank and Trust Company of California, N.A.

               "Escrow Release Date" means the earlier of (i) April 3, 2000, or
(ii) the date on which a CIRRUS Change of Control occurs.

               "Escrow Release Price Per Share" means either (i) in any case where the Total Share Value on the Escrow Release Date is less than or equal to $32 million (thirty-two million dollars), the Total Share Value divided by the total number of Shares deposited with the Escrow Agent on the Closing Date or
(ii) in any other case, the Adjusted Share Value divided by the number of Shares actually released to IBM on the Escrow Release Date.

               "Excess Payment Obligation" is defined in Section 4.04(e).

               "Excluded Assets" means each of the assets set forth on Schedule 10.04-B.

               "GAAP" means generally accepted accounting principles in the United States as in effect from time to time, consistently applied.

               "Governmental Action" means any authorization, consent, approval, order, waiver, exception, variance, franchise, permission, permit or license of, or any registration, filing or declaration with, by or in respect of, any Governmental Authority.

               "Governmental Authority" means any Federal, state, local or foreign governmental Person, authority, agency, court, regulatory commission or other governmental body, including the Internal Revenue Service and the Secretary of State of any State, or any stock exchange having competence in the matter.

               "Governmental Rule" means any statute, law, treaty, rule, code, ordinance, regulation, license, permit, certificate or order of any Governmental Authority or any judgment, decree, injunction, writ, order or like action of any court or other judicial or quasi judicial tribunal.

               "IBM" means International Business Machines Corporation, a New York corporation.

               "IBM Notice Party" means August N. Franze, at the address indicated in Section 13.15(b).

               "IBM Partner" means MiCrus Holdings Inc., a Delaware corporation.

               "Indebtedness" of any Person means, without duplication, (a) all obligations (whether present or future, contingent or otherwise, as principal or surety or otherwise) of such Person in respect of borrowed money or in respect of deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all guarantees by such Person of Indebtedness of others, (h) all obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property (or a combination thereof), which obligations would be required to be classified and accounted for as capital leases on a balance sheet of such Person prepared in accordance with GAAP, (i) all obligations of such Person (whether absolute or contingent) in respect of interest rate swap or protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements and (j) all obligations of such Person as an account Party in respect of letters of credit and bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership (other than the Partnership) in which such Person is a general partner.

               "Indemnified Claim" is defined in Section 12.02(a).

               "Indemnified Party" is defined in Section 12.03(a).

               "Indemnifying Party" is defined in Section 12.03(a).

               "Interest" is defined in Section 5.07.

               "Jointly-and-Severally-Guaranteed Leases" means the leases indicated as such on Annex I.

               "Lease Payee" means any lessor, lender, trustee, agent or other party, together with their permitted successors and assigns, to whom the Partnership is obligated to make Scheduled Payments or Termination Payments pursuant to the terms of an Enumerated Lease.

               "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital or operating lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right with respect to such securities.

               "Losses" means any and all losses, damages, liabilities, costs, charges, expenses (including interest, penalties and reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement.

               "Major Default" means the occurrence of one or more of the following:

               (a) CIRRUS is more than 60 days in arrears paying any invoice or invoices in an aggregate amount of $500,000 (five hundred thousand dollars) or more relating to its take-or-pay obligations hereunder (with the first date of such arrearage commencing on the 31st day after the date of such invoice) and remains so for more than five Business Days after receiving notice from IBM of such arrearage.

               (b) The aggregate amount of all unpaid obligations that are five or more days in arrears exceeds $25 million (twenty-five million dollars) of obligations from CIRRUS to IBM pursuant to the Operative Documents, the Participation Agreement, the Partnership Agreement and the Product Purchase Agreement, and such aggregate amount remains in excess of $25 million for more than five Business Days after receiving notice from IBM of such arrearage.

               (c) With respect to the Shares to be transferred to IBM pursuant to Article V, (i) IBM does not receive the requisite amount of Shares within 20 Business Days of the Escrow Release Date, (ii) CIRRUS does not make any cash payment that it is required to make with respect to the Shares within 20 Business Days of the date such payment becomes due and payable or (iii) CIRRUS fails to fulfill its obligation to either (A) cause a Shelf Registration Statement to be declared effective and to remain continuously effective pursuant to the Registration Agreement and Section 5.05 hereof or (B) make the payment described in Section 5.05(b) hereof.

               (d) IBM is deprived of, or CIRRUS or its successors or assigns repudiates or recovers or seeks to repudiate or recover, any material element (regardless of the dollar amount thereof) of the Consideration paid to IBM pursuant to this Agreement.

               (e) CIRRUS or its successors or assigns repudiates or seeks to repudiate any obligation to purchase Products hereunder.

               (f) CIRRUS fails to pay its share, pursuant to the terms of the Partnership Agreement and the Participation Agreement (subject to any dispute resolution mechanisms contained therein), of any obligation or claim in excess of $500,000 (five hundred thousand dollars) relating to actions by the Partnership, any part of which actions took place prior to the Closing Date, within 20 Business Days of IBM's request for such payment.

               "Minimum Share Price" is defined in Section 5.06(b).

               "Monthly Production Par Value" means, for any month in a given calendar quarter, an amount equal to (i) the number of production days in such month multiplied by (ii) the quotient of (A) the applicable Quarterly Purchase Requirement divided by (B) the number of production days in such quarter.

               "Monthly Settlement Process" means the process by which CIRRUS settles its outstanding amounts owing under Article VI hereof, as such process was in effect immediately prior to the execution hereof and as more fully set forth on Annex II hereto.

               "Monthly Shortfall" means (a) during any month for which CIRRUS has failed to timely provide a Monthly Shortfall Notice, the amount, if any, by which 90% of the Monthly Production Par Value for such month exceeds the number of Products actually purchased by CIRRUS during such month, or (b) for any month in which CIRRUS has timely provided a Monthly Shortfall Notice, the amount, if any, by which 100% of the Reduced Monthly Purchase Forecast such month exceeds the number of Products actually purchased by CIRRUS during such month.

               "Monthly Shortfall Notice" means a written notice provided to the Partnership with a copy to IBM by CIRRUS (a) stating that CIRRUS intends to purchase fewer than 90% of the Monthly Production Par Value for such future month and (b) containing a Reduced Monthly Purchase Forecast.

               "Operative Documents" means this Agreement, and each of the documents executed on the Closing Date pursuant hereto, together with all annexes, schedules and exhibits thereto.

               "Participation Agreement" means the Participation Agreement dated as of September 1, 1994, among IBM, the IBM Partner, CIRRUS and the CIRRUS Partner, as the same has been amended from time to time in accordance with the provisions thereof.

               "Partner" means each of the CIRRUS Partner and the IBM Partner, each a general partner of the Partnership, and any other Person who becomes a partner in the Partnership in accordance with the terms of the Partnership Agreement.

               "Partnership" means MiCrus, a New York general partnership, formed by the CIRRUS Partner and the IBM Partner pursuant to the Partnership Agreement.

               "Partnership Agreement" means the Partnership Agreement dated as of the September 30, 1994, between the CIRRUS Partner and the IBM Partner, as the same has been amended from time to time in accordance with the provisions thereof.

               "Party" means any Parent, Affiliated Partner or the Partnership and "Parties" means more than one Party, but need not, unless the context otherwise requires, mean every Party.

               "Person" means any individual, firm, company, corporation, unincorporated association, partnership, trust, joint venture, Governmental Authority or other entity, and shall include any successor (by merger or otherwise) of such entity.

               "physical wafer" means any silicon wafer shipped to IBM or CIRRUS by the Partnership

               "Product" has the meaning ascribed to it in the Product Purchase Agreement.

               "Product Purchase Agreement" means the Agreement to Purchase Products, entered into in connection with the formation of the Partnership, between CIRRUS and the Partnership pursuant to which CIRRUS agreed to purchase Products from the Partnership, as the same has been amended from time to time in accordance with the provisions thereof.

               "Quarterly Purchase Requirement" means, for any given quarter, the number of equivalent wafers indicated below for such calendar quarter:

               CALENDAR QUARTER                    EQUIVALENT WAFERS
               ----------------                    -----------------
               2nd Quarter, 1999                       17,500
               3rd Quarter, 1999                       17,500
               4th Quarter, 1999                       17,500
               1st Quarter, 2000                       22,000
               2nd Quarter, 2000                       24,000
               3rd Quarter, 2000                       27,000
               4th Quarter, 2000                       27,000

               "Quarterly Shortfall" means, for any given quarter, the amount, if any, by which the applicable Quarterly Purchase Requirement during such quarter exceeds the number of Products actually purchased by CIRRUS from IBM.

               "RMT COMPLEXITY" means the ratio of the raw machine time ("RMT") of a wafer of the relevant technology to the RMT of a 5A 3LM wafer. RMT shall continue to be calculated pursuant to the method set forth in that certain 1999 Interim Operating Plan of the Partnership until such time as IBM and CIRRUS agree to change such method.

               "Reduced Monthly Purchase Forecast" means a forecast of the number of Products that CIRRUS intends to purchase during any future month that provides for the purchase of fewer Products than 90% of the Monthly Production Par Value for such month.

               "Scheduled Payment" means each monthly or other periodic rental payment on an Enumerated Lease, as set forth on Annex I.

               "Semiconductor Wafer" has the meaning ascribed to it in Appendix A to the Product Purchase Agreement.

               "Shares" is defined in Section 2.02(b).

               "Subsidiary" of any Person means any other Person

               (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or

               (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50% of whose ownership interest representing the right to make decisions for such other Person is, now or hereafter owned or controlled, directly or indirectly, by such Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or control exists; provided, however, that the term Subsidiary as used in any Operative Document, when used in relation to a Parent or any of its Affiliates, shall not include the Partnership or any of its Subsidiaries.

               "Termination Payment" means any payment (including any termination premium), other than a Scheduled Payment, on an Enumerated Lease to terminate all obligations under such Enumerated Lease.

               "Total Share Value" is defined in Section 5.03.

               "Transfer" means any transfer, sale, assignment, conveyance, issuance, license, sublicense or other disposal or delivery, including by merger, consolidation, dividend or distribution, whether made directly or indirectly, voluntarily or involuntarily, absolutely or conditionally, or by operation of law or otherwise.

               "Transferred Assets" means all assets, other than the Excluded Assets, currently owned by CIRRUS that remain on the Partnership's premises on the Closing Date, including the assets listed on Schedule 10.04-A to this Agreement.

               "Weekly Production Par Value" means, for any given week, an amount equal to (i) the number of production days in such week multiplied by
(ii) the quotient of (A) the Monthly Production Par Value for such month divided by (B) the number of production days in such month. For weeks spanning two calendar months, the Weekly Production Par Value shall be calculated ratably by reference to (x) the Weekly Production Par Value of the week immediately preceding and succeeding such week and (y) the number of production days in such week that fall within each month.

               "Weekly Shortfall" means, (a) for any week falling within a month for which CIRRUS has failed to timely provide a Monthly Shortfall Notice, the amount, if any, by which 90% of the Weekly Production Par Value for such week exceeds the number of Products actually purchased by CIRRUS during such month, or (b) for any week falling within a month for which CIRRUS has timely provided a Monthly Shortfall Notice, the amount, if any, by which that portion of the Reduced Monthly Purchase Forecast allocable to such week exceeds the number of Products actually purchased by CIRRUS during such week.

               IN WITNESS WHEREOF, this Agreement has been executed and delivered by the Parties as of the date first above written.


                                    CIRRUS LOGIC INC.,

                                      by
                                         ---------------------------------------
                                         Name:
                                         Title:


                                    INTERNATIONAL BUSINESS MACHINES CORPORATION,

                                      by
                                         ---------------------------------------
                                    Name:
                                    Title:


                                    CIREL INC.,

                                      by
                                         ---------------------------------------
                                    Name:
                                    Title:


                                    MICRUS HOLDINGS INC.,

                                      by
                                         ---------------------------------------
                                    Name:
                                    Title:


                                    MICRUS,

                                      by
                                         ---------------------------------------
                                    Name:
                                    Title:

                                TABLE OF CONTENTS



                                    ARTICLE I

                                   Definitions


SECTION 1.01           Certain Definitions.......................................    1



                                   ARTICLE II

                                  Consideration


SECTION 2.01           Consideration Received by CIRRUS..........................    2

SECTION 2.02           Consideration Received by IBM.............................    3



                                   ARTICLE III

                            Partnership Obligations


SECTION 3.01           Assignment of Partnership Obligations.....................    4

SECTION 3.02           Post-Closing Liabilities..................................    5

SECTION 3.03           CIRRUS Liabilities After December 31, 2000................    5

SECTION 3.04           Effect of Lapse of Waiver.................................    5

SECTION 3.05           Partnership Taxes.........................................    6



                                   ARTICLE IV

                      IBM Supplemental Payment Obligations


SECTION 4.01           Lease Payments and Termination Fees.......................    6

SECTION 4.02           Notice and Referral of Lease Payees' Demands..............    7

SECTION 4.03           Waiver of Subrogation and Contribution....................    7

SECTION 4.04           Limitation on Lease Payments and Termination Fees.........    7

SECTION 4.05           Winding Down..............................................    9

SECTION 4.06           Prohibition on Amendments.................................    9

SECTION 4.07           CIRRUS Guarantees on Enumerated Leases....................    9


                                    ARTICLE V

                              Stockholder's Rights


SECTION 5.01           Escrow of Shares..........................................   10

SECTION 5.02           Escrow Agreement..........................................   10

SECTION 5.03           Release of Escrowed Shares................................   10

SECTION 5.04           Undervalued Shares........................................   11

SECTION 5.05           Effective Shelf Registration Statement....................   11

SECTION 5.06           CIRRUS Cash Option on Shares..............................   12

SECTION 5.07           Price Protection..........................................   13

SECTION 5.08           Shareholder Agreement.....................................   13

SECTION 5.09           Notice of CIRRUS Change of Control........................   14



                                   ARTICLE VI

                    Substitute Product Purchase Requirements

SECTION 6.01           Waiver of Certain Purchase Requirements...................   14

SECTION 6.02           Existing Purchase Requirements                               15

SECTION 6.03           Waiver and Substitution of Purchase Requirements..........   15

SECTION 6.04           Applicable Provisions of Product Purchase Agreement.......   19

SECTION 6.05           Inapplicable Provisions of Product Purchase Agreement.....   19

SECTION 6.06           Product Purchases after 2000..............................   20

SECTION 6.07           Conditions to Performance.................................   20

SECTION 6.08           Post-Closing Reconciliation...............................   20

SECTION 6.09           Remedies..................................................   20



                                   ARTICLE VII

                                     Closing


SECTION 7.01           Closing...................................................   21

SECTION 7.02           Time and Place of Closing.................................   22


                                  ARTICLE VIII

                              Conditions to Closing


SECTION 8.01           Performance...............................................   23

SECTION 8.02           Authorization, Execution and Delivery of Operative
                       Documents.................................................   23

SECTION 8.03           No Default................................................   23

SECTION 8.04           Consents, Approvals, etc.; Burdensome Conditions..........   23

SECTION 8.05           Governmental Rules........................................   24

SECTION 8.06           Standard Closing Documents................................   24

SECTION 8.07           Representations and Warranties............................   25

SECTION 8.08           Proceedings...............................................   25

SECTION 8.09           Form of Operative and Other Documents.....................   25

SECTION 8.10           UCC Searches and Release of Liens.........................   25



                                   ARTICLE IX

               Representations and Warranties of Each Parent and
                             its Affiliated Partner

SECTION 9.01           Organization, Ownership Interest, etc.....................   26

SECTION 9.02           Authorization; No Conflict................................   26

SECTION 9.03           Enforceability............................................   27

SECTION 9.04           Proceedings...............................................   27

SECTION 9.05           Litigation................................................   28

SECTION 9.06           No Transfer Taxes.........................................   28



                                    ARTICLE X

                  Representations and Warranties of CIRRUS and
                               the CIRRUS Partner


SECTION 10.01          Organization, Ownership Interest, etc.....................   28

SECTION 10.02          Proceedings...............................................   28

SECTION 10.03          Special Purpose Representation as to CIRRUS Partner.......   28

SECTION 10.04          List of Transferred Assets; Title to Transferred Assets...   29

SECTION 10.05          CIRRUS Shares.............................................   29

SECTION 10.06          Litigation................................................   29

SECTION 10.07          Compliance with Other Instruments.........................   30

SECTION 10.08          No Defaults Under Lease Guarantees........................   30

SECTION 10.09          No Special New York Obligations...........................   30




                                   ARTICLE XI

                                    Covenants


SECTION 11.01          Covenants.................................................   30

SECTION 11.02          Further Assurances........................................   31

SECTION 11.03          Public Announcements......................................   31

SECTION 11.04          Employee Matters..........................................   32

SECTION 11.05          Special Purpose Covenant..................................   32

SECTION 11.06          Information Provided to Lessors...........................   33



                                   ARTICLE XII

                                 Indemnification


SECTION 12.01          Indemnification...........................................   33

SECTION 12.02          Indemnification after December 31, 2000...................   33

SECTION 12.03          Assertion of Claims.......................................   35



                                  ARTICLE XIII

                                  Miscellaneous


SECTION 13.01          Survival..................................................   35

SECTION 13.02          Legal Disputes; Attorneys' Fees...........................   36

SECTION 13.03          Assignment................................................   36

SECTION 13.04          Amendment and Waiver......................................   36

SECTION 13.05          Remedies..................................................   37

SECTION 13.06          Table of Contents; Headings...............................   37

SECTION 13.07          Parties in Interest; Limitation on Rights of Others.......   37

SECTION 13.08          Counterparts; Effectiveness...............................   37

SECTION 13.09          Entire Agreement..........................................   37

SECTION 13.10          Construction..............................................   38

SECTION 13.11          Governing Law.............................................   38

SECTION 13.12          Waiver of Jury Trial and Certain Damages..................   38

SECTION 13.13          Jurisdiction; Consent to Service of Process...............   39

SECTION 13.14          Default Interest..........................................   40

SECTION 13.15          Notices...................................................   40



                                   ARTICLE XIV

                      Definitions................................................   43

Schedule 2.02(a)      IBM Wire Transfer Instructions
Schedule 3.03         Terminated Agreements
Schedule 10.01        Lien Search Locations
Schedule 10.04-A      Transferred Assets; Accrued .25 Micron Tools
Schedule 10.04-B      Excluded Assets

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
Annex I               Enumerated Leases
Annex II              Monthly Settlement Process
Annex III             Form of Registration Agreement
Annex IV              Form of Shareholder Agreement
Annex V               Form of Escrow Agreement
Annex VI              Form of Release of Accruals
Annex VII             Form of Assignment, Assumption and Consent
Annex VIII            Form of Partnership Assignment
Annex IX              Form of Bill of Sale
Annex X               Form of IBM Letter to Lessors

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